                                                                   EXHIBIT 10.15

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.


                   LICENSE AND DEVELOPMENT ALLIANCE AGREEMENT

                      TAKEDA PHARMACEUTICAL COMPANY LIMITED

                                       AND

                        BIONUMERIK PHARMACEUTICALS, INC.

                                 OCTOBER 5, 2004

                   LICENSE AND DEVELOPMENT ALLIANCE AGREEMENT

         This License and Development Alliance Agreement ("Agreement") is executed as of October 5, 2004 between Takeda Pharmaceutical Company Limited, a Japanese corporation located at 4-1-1 Doshomachi, Chuo-ku, Osaka 540-8645, Japan (hereinafter "Takeda"), and BioNumerik Pharmaceuticals, Inc., a Texas corporation located at 8122 Datapoint Drive, Suite 1250, San Antonio, TX 78229, United States of America (hereinafter "BioNumerik"). Takeda and BioNumerik may be referred to herein individually as a "Party" or collectively as the "Parties."

         WHEREAS BioNumerik has developed the Product that Takeda desires to distribute in the Territory, and whereas BioNumerik owns the Licensed Patents and Licensed Information directed to compositions of the Product, to formulations containing the Product, to methods of making the Product, and to methods of using the Product, and whereas BioNumerik owns, or has the right to license to Takeda on the terms described herein, the Licensed Patents, the Licensed Information, the Licensed Trademarks, and BioNumerik's Licensees' Patents and Information, and whereas BioNumerik desires to grant an exclusive license to Takeda to the Licensed Patents, the Licensed Information, and the Licensed Trademarks in the Field in the Territory, and a license to use BioNumerik's Licensees' Patents and Information in the Field in the Territory, all on the terms described herein, and whereas BioNumerik desires to develop and prepare the Product in order to seek regulatory approval in the Territory;

         WHEREAS Takeda desires to help BioNumerik develop and prepare the Product in order to seek regulatory approval in the Territory and to help BioNumerik manufacture the Product for sale in the Territory and Takeda desires to sell, offer for sale, promote, distribute and market the Product in the Territory and to obtain an exclusive license to the Licensed Patents, Licensed Information, and the Licensed Trademarks in the Field in the Territory, and a license to use BioNumerik's Licensees' Patents and Information in the Field in the Territory all on the terms described herein;

         NOW THEREFORE, for the consideration described herein and upon the terms listed below, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         When used in this Agreement, each of the following defined terms will have the meanings set forth in this Article. There are other terms defined in this Agreement parenthetically, and such terms will have the meanings apparent from the context in which such terms are parenthetically defined.

         1.1 "Affiliate" means, with respect to any Party, any corporation, entity, or person that directly or indirectly controls, or is controlled by or is under common control with, such Party, but only for so long as such control exists. For purposes of this Section 1.1, "control" means (a) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity interest with the power to direct the management and policies of such non-corporate entities.

         1.2 "BioNumerik Developments and Improvements" means, any and all inventions, developments, discoveries and improvements useful in the development, manufacture or sale of the Product (including, without limitation, formulae, compounds, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing) that are created by, generated by, or owned exclusively by BioNumerik subsequent to the date of this Agreement and during the term of this Agreement.

         1.3 "BioNumerik's Licensees' Patents and Information" means (a) with respect to Baxter Oncology GmbH ("Baxter"), any and all inventions (including patents and patent applications), developments, discoveries, and improvements useful in the development, manufacture or sale of the Product, including, without limitation, formulae, compounds, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing that were or are developed by or for Baxter or its alliance predecessor, ASTA Medica Aktiengesellschaft ("ASTA Medica") during the term of the Strategic Alliance Agreement (the "Baxter Alliance Agreement") between BioNumerik and Baxter, subject in all cases to any restrictions that existed or may exist on the ability of Baxter or ASTA Medica to license such inventions, developments, discoveries or improvements to BioNumerik in accordance with the Baxter Alliance Agreement, (b) with respect to Grelan Pharmaceutical Co., Ltd. ("Grelan"), any and all inventions (including patents and patent applications), developments, discoveries, and improvements directly relating to the Product, including, without limitation, formulae, specifications, designs, chemical and physical data, clinical data, and information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing, that were or are developed by or for Grelan during the term of the Joint Venture Agreement dated August 30, 2000, as amended September 22, 2000 to add KI Pharmaceuticals, L.L.C. as a party (the "KI Pharma Joint Venture Agreement") among BioNumerik, Grelan and KI Pharmaceuticals, L.L.C., subject in all cases to any restrictions that existed or may exist on the ability of Grelan to license such inventions, developments, discoveries or improvements to BioNumerik in accordance with the KI Pharma Joint Venture Agreement, (c) with respect to third parties other than Baxter and Grelan, any and all inventions (including patents and patent applications), developments, discoveries, and improvements, and data and information, useful in the development, manufacture or sale of the Product, including, without limitation, formulae, compounds, specifications, designs, chemical and physical data, non-clinical and clinical data, information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing invented by, obtained by, or at the direction of, BioNumerik's direct and indirect licensees and/or collaborators, such as the National Cancer Institute, in any country, before the Effective Date of this Agreement and subsequently during the course of this Agreement, including any divisions, renewals, continuations, continuation-in-parts, substitutions, additions, registrations, confirmations, re-issues, re-examinations, extensions, supplementary protection certificates, and patent term extensions of the patents identified above, and any patent or patent application derived from the these patents or their original patent applications, provided that any such patent or patent application covers or relates to the Product as defined herein, (d) with respect to Baxter, all data and results obtained by Baxter (or its alliance predecessor, ASTA Medica) from the non-clinical studies, clinical studies and related testing conducted by Baxter (or its alliance predecessor, ASTA Medica) on the Product pursuant to the Baxter Alliance Agreement, (e) with respect to Grelan, all data and developments which arise from research and development (including nonclinical studies and clinical studies) carried out on the Product by

Grelan pursuant to the KI Pharma Joint Venture Agreement, and (f) with respect to parties other than Baxter and Grelan, any and all non-clinical, clinical, and other data, experiments, results, conclusions, know-how, and the like, relating to the Product obtained or generated by, or at the direction of, BioNumerik's direct and indirect licensees in any country before the Effective Date of this Agreement and subsequently during the course of this Agreement, provided that, with respect to clauses (c) and (f) above, the intellectual property and information described are only included to the extent BioNumerik actually has and is authorized to sublicense such intellectual property and information.

         1.4 "Commercial Milestone Payments" means the payments required to be made by Takeda to BioNumerik pursuant to Section 8.3.

         1.5 "Commercially Diligent Efforts" means, with respect to the manufacture, supply, delivery, marketing and promotion of the Product or the conduct of other activities referred to herein as requiring Commercially Diligent Efforts, such efforts and resources commonly used by a similarly situated company in the research-based pharmaceutical industry for a product owned or licensed by it of similar commercial potential at a similar stage in its lifecycle, taking into consideration various factors such as its safety and efficacy, product profile, cost to develop, the time required to complete development, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, sharing of revenues, its labeling, the regulatory environment, competitive market conditions and all other relevant factors, all as measured by the facts and circumstances at the time such efforts are due. In addition to and notwithstanding the foregoing, with respect to the obligation of Takeda and its Affiliates and sublicensees to satisfy the requirement to use Commercially Diligent Efforts as provided in Section 6.1 hereof, from [**] until [**], the marketing, promotion and selling of the Product will need to be and remain one of the two top priority products of the oncology business operations of Takeda in the Territory for [**], one of the three top priority products of the oncology business operations of Takeda in the Territory for [**], and thereafter will receive for the term of the Agreement at least [**] of the resources of the oncology business operations of Takeda in the Territory, ranked in terms of priority, resource allocation, efforts, product positioning and relative order of

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

importance. Upon request from BioNumerik, Takeda agrees to provide BioNumerik with an explanation and documentation sufficient to demonstrate it is meeting the requirements described in the previous sentence.

         1.6 "Confidential Information" means any and all non-public and proprietary information that is disclosed by a Party to another Party in connection with this Agreement. Notwithstanding the foregoing, Confidential Information will not include any part of such information that:

                  i. Was already known to the receiving Party as evidenced by the receiving Party's written records, other than any portion of such information that was under an obligation of confidentiality, at the time of disclosure;

                  ii. Was generally available to the public or was otherwise part of the public domain at the time of disclosure of such information to the receiving Party;

                  iii. Became generally available to the public or otherwise becomes part of the public domain after disclosure of such information and other than through any act or omission of the receiving Party in breach of this Agreement;

                  iv. Was subsequently lawfully disclosed to the receiving Party by a third party other than in contravention of a confidentiality obligation of such third party to the disclosing Party; or

                  v. Was developed or discovered by employees of the receiving Party or Affiliates of the receiving Party who had no access to the Confidential Information of or enabling disclosure originating from the disclosing Party and did not make use of the Confidential Information of the disclosing Party as evidenced by the written records or communications of either Party.

         1.7 "Delivery Costs" means, with respect to the delivery of the Product as specified by either Party in the Territory the sum of:

                  (a) Any reasonable and customary warehouse or storage costs;

                  (b) Any reasonable and customary transportation or shipping costs;

                  (c) Import, export and customs fees and/or duties attributable to delivery of the Product as specified by either Party in the Territory; and

                  (d) Reasonable overhead (fixed and variable) allocated to the delivery of the Product as specified by either Party in the Territory, calculated in accordance with normal accounting practices applied on a basis consistent with such Party's past practices and industry standards.

         Costs included in Delivery Costs will not be counted twice in any other calculation described herein.

         1.8 "Development Plan" means the mutually agreed development plan for the Product in the Territory described in Section 4.1.

         1.9 "Distribution, Marketing and Promotion Expenses" means the actual recorded expenses that are in accordance with Sections 9.2(d) and 9.2(e) or the Marketing Plan or are otherwise approved by prior mutual consent of the Parties, for the distribution, marketing, selling and promotion of the Product conducted in accordance with the Marketing Plan, including, but not limited to, costs for inspection and testing at the time of delivery, cost of sales representatives and medical liaisons, including, but not limited to salaries, customary incentives, costs for travel and meetings and fleet cars, and training of sales representatives, promotional materials, publication costs, speaker programs, insurance premiums relating to the distribution, marketing and promotion of the Product (but not insurance costs described in Article XX or Section 20.4), Takeda's or BioNumerik's reasonable overhead costs, management and support costs associated with distribution, marketing and promotion (excluding G&A Costs allocated to the distribution, marketing and promotion of the Product), costs for returned goods, costs for recalls of the Product and other customary costs for distribution, marketing and promotion. For clarity, the Distribution, Marketing and Promotion Expenses include, but are not limited to, expenses incurred by either Party for preparation of the launch of the Product in the Field in the Territory. The same cost or expense will not be counted twice in the calculation of the Distribution,

Marketing and Promotion Expenses and the Net Sales or Net Profits. Delivery Costs are not included in the Distribution, Marketing and Promotion Expenses. The Distribution, Marketing and Promotion Expenses will be within the budgets set forth in the Marketing Plan for each Fiscal Year and such budgets may be changed by mutual agreement by both Parties.

         1.10 "Effective Date" means, except for Articles XVIII and XXII of this Agreement, the next business day after which the following have both occurred:
(1) either (a) the expiration or earlier termination of any notice and waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or
(b) the approval of the transactions contemplated herein under the HSR Act, unless an HSR Act filing is deemed unnecessary by Takeda at its sole discretion, and (2) BioNumerik's obtaining any necessary approvals by BioNumerik's shareholders of (x) the issuance of the Preferred Stock and the Common Shares, and (y) the execution of the Registration Rights Agreement with respect to the Preferred Stock and the Common Shares, although BioNumerik has represented, in accordance with Section 21.2(q), that each member of its Board of Directors will recommend approval of and support approval of and each of BioNumerik's shareholders owning five percent (5%) or more of the capital stock of BioNumerik will vote in favor of all aspects of this Agreement with Takeda that require such shareholder approval, including the issuance of Preferred Stock and Common Shares as described in this Agreement. BioNumerik will use diligent efforts to notify and obtain any necessary approvals from BioNumerik's shareholders referenced in clause 2 of the first sentence of this definition within twenty-one (21) days following the execution of this Agreement. If BioNumerik has not obtained such approvals within twenty-eight (28) days following the execution of this Agreement, then Takeda has the option to terminate this Agreement at any time before the necessary approvals by BioNumerik's shareholders are obtained. Further, BioNumerik will inform Takeda in writing when such necessary approvals by BioNumerik's shareholders have been obtained. BioNumerik agrees that following execution of this Agreement until thirty (30) days following execution of this Agreement, BioNumerik will not seek to enter into another alliance transaction directly concerning the Product in the Territory and also BioNumerik will not, during such thirty (30) day period referred to in this sentence, participate in any discussions with a third party concerning any tender or exchange offer, merger, acquisition or other business combination involving BioNumerik or any of its subsidiaries. With respect to the immediately preceding sentence and Sections 8.4(j) and 21.2(q), the Parties' rights and obligations will begin immediately upon delivery to each Party of fully executed counterparts of this Agreement. If an HSR Act filing is deemed unnecessary by Takeda at its sole discretion, then the Effective Date is the next business day after the BioNumerik shareholder approvals referenced in clause 2 of the first sentence of this definition have been obtained.

         1.11 "Field" means any and all indications for a human pharmaceutical product.

         1.12 "Fiscal Year" means the period from April 1st through March 31st of the following year of the term hereof, or portion of a Fiscal Year if less than the entire Fiscal Year applies at the beginning or end of the term hereof.

         1.13 "Generic Entry Date" means the first date that a third party who is not an Affiliate or sublicensee of Takeda or BioNumerik is legally distributing a generic version of the Product in the Territory, or just in the United States, and is not being sued by either BioNumerik or Takeda regarding the Product.

         1.14 "G&A Costs" means allocated costs associated with administrative, accounting, legal (including patent counsel), human resources and information systems. These costs would be allocated to the extent of the amount of support they provide to the Product.

         1.15 "Incurred Costs" means the costs not otherwise deducted from Net Sales that are actually incurred by either Takeda or BioNumerik relating to the manufacture, distribution, marketing, promotion, and Third Party Payments in the Territory. Incurred Costs do not include costs associated with research and development of the Product, unless expressly stated. Incurred Costs include, but are not limited to, the following costs:

         (a) Manufacturing Costs of BioNumerik;

         (b) Delivery Costs of both Parties;

         (c) PMS Costs of both Parties;

         (d) Distribution, Marketing and Promotion Expenses of both Parties;

         (e) G&A Costs of both Parties;

         (f) Third Party Payments of both Parties; and

         (g) Tax of both Parties.

         However, in the event that BioNumerik licenses any Product manufacturing rights to Takeda in the future, and Takeda manufactures some or all of the Product, then Takeda's Manufacturing Costs for the portion of the Product that it manufactures will be included in the Incurred Costs. Costs for damaged Product and for recall of the Product will be included in the Incurred Costs unless such damage or recall arises out of the negligence or willful misconduct by one Party or by the breach of representations or warranties contained in this Agreement by one Party or is otherwise allocable to either Party pursuant to other provisions of this Agreement, including without limitation Article XVI. Costs included in Incurred Costs will not be counted twice in any other calculation described herein.

         1.16 "Licensed Information" means any and all non-clinical, clinical, and other data, experiments, results, conclusions, know-how, and the like, created by, generated by, or owned exclusively by, BioNumerik before the Effective Date and subsequently during the course of this Agreement by testing, studying, using, making, selling, offering for sale, and/or marketing the Product.

         1.17 "Licensed Patents" means any and all patents, or patent applications, including utility models and designs and certificates of inventions, issued or filed in the Territory and owned by or exclusively licensed to BioNumerik that claim or directly concern the Product, a formulation containing the Product, a method of making the Product, and/or a method of using the Product, regardless of when filed or obtained, including, but not limited to, the following patents and patents derived from the following applications:
[**]. The Licensed Patents also include any divisions,

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

renewals, continuations, continuation-in-parts, substitutions, additions, registrations, confirmations, reissues, re-examinations, extensions, supplementary protection certificates, and patent term extensions of the patents identified above, and any patent or patent application derived from these patents or their original patent applications, provided that any such patent or patent application claims or directly concerns the Product as defined herein. Any other patents issued or filed in the Territory that BioNumerik may have any control over, and that claims or directly concerns the Product are included in the definition of Licensed Patents, to the extent that BioNumerik has a right to exclusively license any such patent to Takeda in the Territory, so as to allow Takeda the ability to fulfill the purposes of this Agreement.

         1.18 "Licensed Trademarks" means (a) "TAVOCEPT", including any registrations and any applications therefor issued or filed in the Territory and owned by BioNumerik, and (b) any back-up trademarks for the Product to which BioNumerik has or may obtain rights during the term of this Agreement, to the extent of BioNumerik's rights, including any registrations and any applications therefor that relate to the Product.

         1.19 "Manufacturing Costs" means the fully allocated cost of manufacturing the Product in a final packaged form (calculated in accordance with Generally Accepted Accounting Principles ("GAAP")), including the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulating, filling, finishing, labeling and packaging, regulatory reporting fees, as applicable), transportation, import, export and customs fees and/or duties attributable to manufacture of the Product, plus overhead (fixed and variable costs associated with management and support of the manufacturing process) allocated to the Product in accordance with normal accounting practices applied on a basis consistent with the manufacturing Party's past practices and industry standards for all products manufactured in a fully utilized facility or normal capacity. The Manufacturing Costs will not include any profit for BioNumerik or, to the extent it is at any time authorized to manufacture the Product, Takeda, or their respective Affiliates or sublicensees (excluding third party contract-manufacturers). Costs included in Manufacturing Costs will not be counted twice in any other calculation described herein.

         1.20 "Marketing Plan" means the mutually agreed marketing plan for the commercialization of the Product in the Territory created by Article XIII,
Section 13.3 and further described in Article VI, Section 6.2.

         1.21 "Material Data" means any and all data, information, or documentation, that Takeda, or a similarly situated company, would have reasonably considered important when deciding material conditions of this Agreement including, but not limited to, its Exhibits and attachments or whether to purchase a license to certain rights to the Product, to take a license to the Licensed Patents, Licensed Information, BioNumerik's Licensees' Patents and Information, or Licensed Trademarks, or to enter into an alliance agreement with BioNumerik similar in nature to this Agreement, including, but not limited to, all data, information, and documentation regarding non-clinical, and clinical studies of the Product, potential efficacy of the Product, recognized and possible side effects, injuries, toxicities, and sensitivities associated with the Product, manufacturing of the Product, quality of the Product, compliance with applicable laws and regulations, communications with Regulatory Agencies, conflict with third parties' intellectual property rights, and ownership, validity, and enforceability of the Licensed Patents and Licensed Trademarks, except in each case where such data, information or documentation would not reasonably be considered important when deciding material conditions of this Agreement including, but not limited to, its Exhibits and attachments or whether to invest in the Product, to take a license to the Licensed Patents, Licensed Information, BioNumerik's Licensees' Patents and Information, or Licensed Trademarks, or to enter into an alliance agreement with BioNumerik similar in nature to this Agreement.

         1.22 "Material Adverse Effect" means an effect that would be materially adverse to the business, financial condition, and results of operations of the Party with respect to which such effect is being evaluated.

         1.23 "Milestone Payments" means the payments required to be made by Takeda to BioNumerik pursuant to Section 8.2.

         1.24 "Net Sales" means the recorded Gross Sales of the Product by Takeda, its Affiliates, or its sublicensees in the Territory to third parties in accordance with United States GAAP less the following deductions as determined in accordance with Takeda's current and future commercial and accounting policies and practices that are consistently applied in a manner consistent with GAAP and the Marketing Plan:

                  (a) sales and excise taxes, duties, and any other governmental charges imposed upon the use or sale of the Product;

                  (b) trade, quantity and cash discounts allowed on a Product to wholesalers or other third parties to whom the Product is sold and shipped directly;

                  (c) provisions for actual credits to customers on account of rejection or return of a Product or on account of price reductions affecting a Product;

                  (d) Product rebates and Product charge-backs and other price reduction programs granted to managed care entities and pharmaceutical benefit management service entities; and

                  (e) provisions for actual write-offs of uncollectible customer accounts for previously recorded sales.

         Deductions used to calculate Net Sales will not be counted twice in any other calculation described herein. Sales of Product resulting from co-promotion by BioNumerik, which will be recorded by Takeda, will be included in Net Sales.

         "Gross Sales" means recorded post launch gross sales of the Product in the Territory by Takeda or its Affiliates or sublicensees to third parties. Sales between Takeda and its Affiliates and sublicensees are not considered to be sales to third parties, unless the Affiliate or sublicensee is the end-user of the Product.

         1.25 "Patent Expiration Date" means the date first following the last to expire Licensed Patent in the Territory that claims or directly concerns the Product.

         1.26 "Phase III Studies" means adequate and well-controlled human clinical studies in any country the results of which could be used to establish safety and efficacy of the Product, as a basis for any type of New Drug Application ("NDA") filed with the U.S. Food and Drug

Administration or a similar application for the marketing approval of the Product filed in the Territory, to be conducted before or after the approval of BioNumerik's NDA for the Product.

         1.27 "Phase IV Costs" means the costs associated with Phase IV Studies, or Phase III studies that are concluded following receipt of NDA approval for the Product in the Territory.

         1.28 "Phase IV Studies" means additional clinical studies for the Product commenced after the receipt of regulatory approval of the Regulatory Agency for the Product in all or part of the Territory, which studies are conducted within the parameters of the regulatory approval and other than those required or requested by the Regulatory Agency as a condition of or in connection with obtaining full regulatory approval. Phase IV Studies also include, but are not limited to, studies to gather additional information regarding the drug's potential risks, medical or pharmacoeconomic benefits, justifications and descriptions for other indications or comparative data to be included in United States compendial listings, and optimal use, dose, route, and schedule of administration, epidemiological studies, modeling and pharmacoeconomic studies, and investigator sponsored clinical trials, but specifically excludes PMS (as defined in Section 1.30 below).

         1.29 "PMS Costs" means the costs associated with PMS and related activities, including, but not limited to, costs for a database of adverse events relating to the Product in the Territory as well as costs for receiving, assembling, and reporting to a Regulatory Agency in the Territory of PMS data from outside of the Territory.

         1.30 "PMS" means post-marketing safety surveillance with respect to the Product in the Territory which is required by the Regulatory Agency in the Territory and worldwide by other regulatory agencies where the Product is undergoing development or is approved.

         1.31 "Product" means any and all formulations, salts and dosage forms, in the Field, containing BNP7787 with the chemical structure listed below (also known as "disodium 2,2'dithio-bis-ethane sulfonate", "BNP7787", "Dimesna," and "TAVOCEPT"), including any salt forms thereof and with or without any pharmaceutically acceptable carriers, excipients, preservatives, bacteriostatic components, and adjuvants, and including, but not limited to, any improvements to which BioNumerik has rights that are made to the Product after the execution of this Agreement, and any combination products or therapies where BNP7787 is administered with one or more active ingredients alone or in combination with other medicaments, regardless of the respective timing and mode of administration of each active ingredient.

         The Chemical Structure of BNP7787 is set forth below:

                         [CHEMICAL STRUCTURE OF BNP7787]

         1.32 "Profit Share" means the division of profit and loss between the Parties in accordance with Article IX.

         1.33 "Provisional Margin" means the amount above BioNumerik's Manufacturing Costs and Delivery Costs that Takeda agrees to pay as part of the Provisional Price. The maximum Provisional Margin is [**] of the sum of BioNumerik's Manufacturing Costs and BioNumerik's Delivery Costs.

         1.34 "Provisional Price" means the unit price at which BioNumerik will sell the final, packaged form of the Product to Takeda. The Provisional Price is the sum of:

         (a)      BioNumerik's Manufacturing Costs;

         (b)      BioNumerik's Delivery Costs; and

         (c)      the Provisional Margin.

         Under no circumstance will the Provisional Price that Takeda will pay BioNumerik be less than the actual Manufacturing Costs and Delivery Costs for the Product.

         1.35 "Regulatory Agency" means the United States Food and Drug Administration ("FDA") and the Canadian Health Authority, and/or such other similar and appropriate

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

government regulatory authority or agency outside the United States, the approval of which is required to develop, market or distribute the Product in a portion of the Territory.

         1.36 "Research and Development Payments" means the payments required to be made by Takeda to BioNumerik pursuant to Section 8.4.

         1.37 "Supply Conditions" means specifications and testing methods of the Product which are set forth in Exhibit A attached hereto.

         1.38 "Takeda Developments and Improvements" means any and all inventions, developments, discoveries and improvements useful in the development, manufacture or sale of the Product (including, without limitation, formulae, compounds, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing) that are developed by or for Takeda subsequent to the date of this Agreement and during the term of this Agreement.

         1.39 "Tax" means any and all consumption or value-added taxes and import or export duties incurred by either Party for sales, manufacture, importation or distribution of the Product for the Territory, including, but not limited to, those incurred for any transaction between BioNumerik and Takeda. Any and all income taxes attributable to the Parties will not be included in the Tax. Costs included in Tax will not be counted twice in any other calculation described herein.

         1.40 "Territory" means (a) the United States of America, its territories and possessions (including Puerto Rico), and (b) Canada.

         1.41 "Third Party Payment" means (i) royalty and other payments to a third party for alleged or adjudged infringement of such third party's patent rights relating to manufacturing, distribution, promotion, sales, use, offers for sale or importation of the Product in the Territory; and (ii) damages and other payments to a third party for alleged or adjudged product liability claims other than those allocated to either Party pursuant to other provisions of this Agreement, including without limitation Article XVI. Royalty, damages or other payments which

BioNumerik or its licensees pay to a third party relating to the Product not marketed by Takeda or its Affiliates or sublicensees will not be included in the Third Party Payment.

         1.42 "BioNumerik IPO" means the public offering by BioNumerik of its Common Shares pursuant to the first effective registration statement under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of a firmly underwritten offering of Common Shares.

         1.43 "IPO Price" means the offering price to the public established for the BioNumerik IPO.

         1.44 "Pre-Transaction Valuation" means the indicated aggregate valuation for BioNumerik established by multiplying (i) the IPO Price by (ii) the aggregate number of Common Shares outstanding or issuable upon the conversion or exercise of convertible preferred stock, options or warrants of BioNumerik outstanding as of the date of execution of this Agreement.

                                   ARTICLE II

                                  LICENSE GRANT

         2.1 Exclusive License. Subject to Section 2.4, Section 5.1(a), and
Section 6.3, BioNumerik hereby grants Takeda and its Affiliates: (i) an exclusive license, with the right to sublicense, under the Licensed Patents and Licensed Information; and (ii) a non-exclusive license, with the right to sublicense through BioNumerik as directed by Takeda, under BioNumerik's Licensees' Patents and Information, such license in the case of each of clauses
(i) and (ii) being to make, have made, use, sell, offer for sale, import and market the Product in the Territory in the Field. Takeda will be responsible for the performance of its obligations hereunder by its Affiliates and sublicensees. The license grant hereunder as it relates to BioNumerik's Licensees' Patents and Information obtained from Baxter or Grelan are granted for the purpose of supporting non-clinical studies, clinical trials, regulatory approval for the Product in the Territory, and development, marketing and sale of the Product in the Territory and are subject to any retained rights of Baxter or Grelan to practice such BioNumerik's Licensees' Patents and Information other than in connection with the Product. BioNumerik agrees not to make, have made, use, sell, offer for sale, import or market the Product in the Territory, except as specifically allowed in this Agreement. Under this Section, it is understood that BioNumerik will license to Takeda all the intellectual property rights regarding the use of the Product in the Field in the Territory that BioNumerik itself has.

         2.2 BioNumerik's Licensees. Simultaneously with the execution of this Agreement, BioNumerik will provide Takeda with a written acknowledgement from each of Baxter and Grelan that BioNumerik has the right to grant Takeda according to the terms of this Agreement a license to such party's portion of BioNumerik's Licensees' Patents and Information in the Territory. Such license includes, but is not limited to, a license to data and results obtained in (a) the Phase III non-small cell lung cancer clinical trial conducted by Baxter and/or ASTA Medica for the Product, and (b) the Phase I advanced ovarian cancer clinical trial conducted by Baxter and/or ASTA Medica for the Product.

         2.3 Sublicenses. Takeda will have the right to sublicense (or to require BioNumerik to sublicense) the rights granted under Section 2.1 to third parties in the Field in the Territory subject to the prior written consent of BioNumerik, which BioNumerik may withhold in its sole discretion after exercising good faith. Takeda's use of contract sales organizations or other sales agents in accordance with the Marketing Plan will not be deemed a sublicense.

         2.4 Retention of Rights. BioNumerik will retain the right for itself and its Affiliates, sublicensees and contract-manufacturers to use the Licensed Patents, Licensed Information and BioNumerik's Licensees' Patents and Information in the Territory without cost as necessary to carry out the manufacturing and development of the Product described in this Agreement as being conducted by BioNumerik, to file the NDA and obtain regulatory approval for the Product in the Territory, and to perform regulatory operations to maintain such regulatory approval or additional regulatory approvals for the Product in the Territory or elsewhere, for internal research purposes, and for purposes of co-developing and co-promoting the Product in the Territory as described herein or elsewhere, for purposes of manufacturing the Product in the Territory in accordance with this Agreement, for purposes of manufacturing the Product in the Territory for use outside the Territory, and for purposes that do not relate to the Product or to the Product's use within the Territory. In addition, BioNumerik, its Affiliates, and other parties previously or hereafter authorized by BioNumerik will retain the right to conduct and have conducted research and development (including studies and clinical trials) of the Product throughout the world for the purpose of obtaining regulatory approvals and label expansions or other medical indications for the Product outside the Territory. In addition, BioNumerik may conduct or sponsor non-clinical research and clinical research regarding the Product through or in collaboration with academic parties or research institutions ("Academic/Cooperative Studies"), provided that (a) within six (6) months after the Effective Date, BioNumerik and Takeda will adopt mutually agreed to Standard Operating Procedures ("SOP's") for such Academic/Cooperative Studies that are not described in the Development Plan, and (b) pending adoption of such SOP's, BioNumerik will regularly inform and consult with Takeda regarding such Academic/Cooperative Studies. In addition, subject to Section 6.7, nothing contained herein is intended to limit the right of Takeda or BioNumerik to discover, develop, market, or sell other therapeutic products or technologies beside the Product throughout the world.

         2.5 Disclosure of Information. BioNumerik will promptly disclose to Takeda after the Effective Date of this Agreement both Licensed Information and BioNumerik's Licensee's Patents and Information that it is aware of; BioNumerik will first collect both Licensed Information and BioNumerik's Licensee's Patents and Information and then will provide copies to Takeda. During the term of this Agreement, BioNumerik will promptly inform Takeda of any new Licensed Information and of any new BioNumerik's Licensee's Patents and Information that it is aware of and Takeda will promptly inform BioNumerik of any new Takeda Developments and Improvements.

                                   ARTICLE III

                             TRADEMARK LICENSE GRANT

         3.1 BioNumerik hereby grants Takeda and its Affiliates an exclusive license, with the right to sublicense, subject to reasonable quality control conditions determined by BioNumerik, to use the Licensed Trademarks in connection with the Product in the Territory in the Field as long as Takeda is selling the Product in accordance with the terms of this Agreement, including
Article XV as applicable. Any sublicense of the Licensed Trademarks by Takeda will be granted only together with a sublicense of the rights granted under
Article II, Section 2.1. BioNumerik agrees not to use, or to grant a license to any third party to use the Licensed Trademarks in the Territory, whether inside or outside of the Field, provided, however, that

BioNumerik retains the right to describe TAVOCEPT (or any of the other Licensed Trademarks) in its own documents and publications, and in the manufacture of the Product, the Product label or Product container or marketing or promotional materials, for reporting to regulatory agencies, or for making public disclosure regarding the Product, including reporting to shareholders or the United States Securities and Exchange Commission ("SEC"), and to use the Licensed Trademarks as necessary for other territories and the manufacture of the Product in the Territory for shipment to other territories.

         3.2 BioNumerik will retain any and all goodwill associated with the Licensed Trademarks and BioNumerik will also retain the benefit of any goodwill associated with the Licensed Trademarks. BioNumerik will perform periodic quality control assessments of any Product bearing one or more of the Licensed Trademarks, whether the Product originated from Takeda or from a Takeda sublicensee. Quality control assessments will take place at least once per calendar year, up to as many as two (2) times per calendar year. Procedures and policies concerning quality control assessments of the Product bearing one or more of the Licensed Trademarks are subject to reasonable quality control conditions determined by BioNumerik and will be reasonably set forth and communicated to Takeda and any of Takeda's Affiliates or sublicensees.

                                   ARTICLE IV

             DEVELOPMENT OF THE PRODUCT AND SUBMISSION TO REGULATORY
                                     AGENCY

         4.1      Development Plan.

                  (a) The Parties will collaborate and use diligent efforts to develop the Product with the intent of obtaining regulatory approval for interstate transport, distribution, sale, promotion, labeling and marketing the Product in the Territory as soon as reasonably practicable. Each Party will assure that its Product development responsibilities hereunder are carried out adhering to ethical and safety standards and in compliance with material provisions of all applicable laws, regulations, standards, and guidelines in force in the Territory. BioNumerik and Takeda hereby agree that the development of the Product will be initially focused on the field of oncology.

                  (b) The development of the Product will be conducted pursuant to a mutually agreed development plan for non-clinical and clinical studies, including Phase III and IV Studies, which will specify in detail all planned development activities and priorities, time frames for completion of activities, which Party or third party is to be responsible for each activity, and any other items reasonably required by the Parties (the "Development Plan"). The Development Plan must be approved by both Parties prior to the commencement of the non-clinical and clinical studies and may be modified at any time by mutual written agreement of the Parties through the Joint Steering Committee described in Article XIII, Section 13.1. An outline of the Development Plan is attached to this Agreement in Exhibit B and includes a summary synopsis, a timeline, and an annual budget estimate. BioNumerik will prepare and submit a draft of the Development Plan to Takeda for consultation and approval within two (2) months after the Effective Date and the draft of the Development Plan will be substantially the same as set forth in Exhibit B.

                  (c) A Party will have the obligation to promptly inform the other Party, as soon as the notifying Party becomes aware, of an expected excess of development costs over the annual budget in the Development Plan by greater than [**] of such annual budget or of such otherwise agreed upon plan by the Parties. The Parties will consult with each other regarding the reasons for and the handling of such expected excess. It is understood, however, that BioNumerik will use Commercially Diligent Efforts in conducting the activities under the Development Plan, including monitoring the costs thereof to stay within the annual budget. Any Party that is responsible for creating an excess or monetary loss caused by its negligent conduct for a particular project will be responsible for correcting the loss at its own expense to the extent such cost was caused by its negligent conduct. Notwithstanding the foregoing, the Parties are encouraged to regularly consider and discuss activities that would result in new indications or expand the market opportunity for the Product and to propose such matters for consideration by the Joint Steering Committee.

                  (d) Unless otherwise agreed upon by the Parties, the Development Plan will include the following studies, all of which will be included in the budget set forth in the Development Plan:

                        (i) A [**] study of [**] TAVOCEPT versus [**] in
                  patients with [**]. This study will have clearly defined safety and efficacy endpoints, and will involve intrapatient controls and crossover design involving the comparative analysis of [**] TAVOCEPT. The initiation and priority of this study will be dependent upon near term FDA responses to BioNumerik's discussions regarding the [**];

                        (ii) A [**] study of TAVOCEPT in patients with [**] who
                  will be treated with [**] TAVOCEPT or [**] in combination with [**]. This trial will be designed to have adequate statistical power [**] for the primary safety endpoint that will be either: (1)[**]; or (2)[**], and for the primary safety endpoint, which will evaluate [**]. With regard to the safety endpoint, the analysis methodology that will be applied is [**] that will be discussed and agreed to by the Regulatory Authority and BioNumerik. The initiation of this study will be a priority for BioNumerik to design and implement within the first [**] months after the Effective Date; and,

                        (iii) Both Parties will closely collaborate regarding
                  obtaining any necessary information regarding potentially [**] in the Final Drug Report as defined in 21 CFR 312 with the objective of addressing potentially important specification matters regarding the Final Drug Report and its impurity profile. In the event that Takeda and/or BioNumerik believe it is important to complete the following steps, they will collaborate together on the following:

                              1. Takeda will synthesize and purify or procure
                        adequate quantities of test articles, which may include [**].

                              2. BioNumerik, in consultation with Takeda and
                        subject to prior FDA discussion and agreement, will design and complete Good Laboratory Practices safety evaluation of the test articles in one or two species of animals (e.g., rat and dog) with the objective of evaluating the [**] of such test articles in a [**] study in animals, as well as conducting [**] of such test articles, as well as a [**] study.

                              3. The results of such studies will be discussed
                        by BioNumerik and Takeda.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                              4. The initiation of these studies will be a
                        priority for both Parties to design and implement within the first [**] months after the Effective Date.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         4.2 Development. Without regard to Section 4.1 above, BioNumerik will continue to conduct clinical and non-clinical studies of the Product necessary to submit an NDA to the FDA and otherwise necessary for distribution, sale, promotion, and marketing the Product in the United States in accordance with the Development Plan.

         BioNumerik will provide Takeda with monthly status reports on such studies. The content and format of such reports will be determined by a Development Committee created by Article XIII, Section 13.2, but will, at a minimum, include such data and information and a description of discoveries, inventions and patents and other intellectual property rights as have been acquired by BioNumerik as a result of the studies. BioNumerik will also respond to such reasonable inquiries as Takeda may from time to time make with respect to such studies.

         4.3 Phase III Studies and Phase IV Studies. In accordance with the Development Plan and as otherwise requested by a Regulatory Agency, BioNumerik will conduct Phase III Studies and Phase IV Studies of the Product, including studies for expansion of the approved indications and for indications different from those currently undergoing, or planned to undergo, Phase III Studies in the Territory.

         4.4 Studies, Papers, and Presentations. Unless otherwise provided herein or in an agreement between BioNumerik and Takeda, BioNumerik will be responsible for conducting any non-clinical and clinical study, the publishing of scientific papers, and organizing and making presentations at medical or scientific congresses or other academic meetings under the auspices of the Development Committee. Subject to the decisions of the Development Committee, BioNumerik will send Takeda relevant documents (protocols, drafts of initial scientific papers to be published, drafts of initial manuscripts of presentations to be made at congresses or other meetings) for Takeda's review and consent fourteen (14) business days in advance of filing, presentation or publication. The costs associated with such activities will also be considered to be part of the Distribution, Marketing, and Promotion Expenses after the Product is approved.

         4.5 Filing and Maintenance of a NDA. BioNumerik will use Commercially Diligent Efforts to prepare and file a NDA for the Product in the United States, and subsequently in Canada, in the Field in accordance with the Development Plan and in consultation with Takeda, and will use Commercially Diligent Efforts to obtain and maintain NDA approval for the Product in the United States, and subsequently in Canada, in the Field. Takeda will provide BioNumerik reasonable assistance in the preparation of application documents for NDA of the Product in the Territory. BioNumerik will provide Takeda with draft application documents for the NDA no later than twenty (20) business days before the anticipated filing thereof for Takeda's review and comment, and BioNumerik will incorporate Takeda's reasonable comments in the application documents. BioNumerik will promptly notify Takeda in writing of any communication with the FDA regarding the Product in the United States and consult with Takeda about such communication. Takeda may participate in any meeting and other communication with the FDA, if such participation is permitted by the FDA, or if requested by BioNumerik.

         4.6 Orange Book Listing. Based on BioNumerik's judgment and determination, and in consultation with Takeda, BioNumerik will file appropriate information with the FDA listing any Licensed Patent, patents in the BioNumerik's Licensees' Patents and Information and patents referred to in
Article XII in the FDA's "Orange Book" as a patent related to the Product. BioNumerik will use Commercially Diligent Efforts to maintain the listing in the Orange Book until the expiration, disclamation, withdrawal, cancellation, surrender, invalidation or holding of unenforceability of all of the Licensed Patents. If Takeda identifies a Licensed Patent that should be listed in the Orange Book and which BioNumerik has not listed, Takeda will notify BioNumerik, in writing, of the Licensed Patent and the reasons it believes that such Licensed Patent should be listed. Within ten (10) business days, BioNumerik will respond, in writing, that it will file appropriate papers with the FDA to list the Licensed Patent in the Orange Book, or BioNumerik will give reasons why it does not believe that the Patent should or can be listed. Any dispute will follow the procedures laid out in Article XIX. BioNumerik will notify in writing Takeda of a Notice of Allowance of the Licensed Patents and patents in the BioNumerik's Licensees' Patents and Information within ten (10) business days after its receipt of the Notice of Allowance regarding each patent. Takeda will notify in writing BioNumerik of a Notice of Allowance of patents relating to Takeda Developments and Improvements and patents relating to Jointly Developed Intellectual Property within ten (10) business days after its receipt of the Notice of Allowance regarding each patent. This provision will also apply to any Canadian patent regarding Canadian listing similar to the Orange Book.

         4.7 Other Listings. BioNumerik will use Commercially Diligent Efforts to register the Product in specified United States compendial listings with prior consultation from Takeda.

         4.8 New Formulation and Manufacturing Process. Both Parties will cooperate with each other in developing a new formulation of the Product and/or improving the manufacturing process for the Product if both Parties agree that such activities are necessary. The result, regarding the Product, of such activities will be included in the scope of this Agreement and the cost for the activities will be shared equally by both Parties unless otherwise agreed.

                                    ARTICLE V

                           MANUFACTURE OF THE PRODUCT

         5.1 Manufacturing Responsibility.

                  (a) BioNumerik will be responsible for all manufacturing activities of the Product, including the use of existing or mutually agreed upon contractor-manufacturers for the manufacture and supply of the Product to Takeda, and Takeda agrees to purchase from BioNumerik, Takeda's entire requirement of the Product in the Territory under the conditions set forth herein. BioNumerik agrees to hire only contract-manufacturers that Takeda approves in writing before manufacturing by the contract-manufacturer begins, provided that Takeda will not unreasonably withhold approval of a prospective qualified contract-manufacturer. A list of potential contract-manufacturers that have already been approved by Takeda is set forth on Exhibit G hereto.

                  (b) BioNumerik hereby grants Takeda the right to audit manufacturing related operations for the Product, including but not limited to audits of the following: sources, procurement and utilization of raw materials, API production, Final Drug Product production, FDA inspections and reporting, operations involving importation or exportation of raw materials, API or Final Drug Product; label production, carton production, final packaged form of Product production, transportation, quality assurance, and shipping, and inspect the facilities of BioNumerik and its contract-manufacturers that manufacture the Product for the Territory for the foregoing purposes, all subject to Takeda reasonably cooperating with BioNumerik and its contract-manufacturers regarding the timing and scope of any such audits. BioNumerik agrees to substantially comply and to use Commercially Diligent Efforts to cause its contract-manufacturers to substantially comply with (i) Takeda's reasonable advice on quality assurance and (ii) all applicable laws, regulations, guidelines and standards governing manufacture of the Product. Both Parties agree to cooperate with each other in reducing the costs for the manufacture of the Product and in keeping a high standard of quality and regulatory compliance regarding the manufacturing process.

                  (c) BioNumerik will, at its cost, assure that appropriate back-up suppliers are available in the event that BioNumerik or its contract-manufacturers are unable to supply or are materially delayed in supplying the Product to Takeda.

         5.2 Supply Conditions. BioNumerik agrees to supply Takeda the Product in a final packaged form suitable for distribution to wholesalers, distributors, cooperative purchasing groups, pharmacies or hospitals at the Provisional Price to Takeda. The conditions for the supply from BioNumerik to Takeda are prescribed in Exhibit A to this Agreement.

         5.3 Takeda's Manufacture. Upon Takeda's request at any time, BioNumerik and Takeda will in good faith negotiate regarding the possible manufacture by Takeda (including Takeda's right to use contract manufacturers) of a part or all of the entire requirement of the

Product or bulk Active Pharmaceutical Ingredient of the Product for distribution and sale in the Territory, provided that any such manufacturing would be subject to BioNumerik's then existing arrangements with contract-manufacturers and other third parties relating to manufacture of the Product and the decision of whether or not to allow Takeda to manufacture any of the Product would be in the sole discretion of BioNumerik. BioNumerik will not enter into future arrangements with contract manufacturers and other third parties directly concerning manufacture of the Product for sale (and not routine testing and analysis) in the Territory without Takeda's prior written consent, which will not be unreasonably withheld by Takeda.

         5.4 Manufacturing Costs. BioNumerik will use Commercially Diligent Efforts to attempt to keep the Manufacturing Costs per unit at or below [**] of Gross Sales per unit; provided that this maximum Manufacturing Costs is determined based on the assumption that such Gross Sales per unit is more than [**] in the United States.

                                   ARTICLE VI

                     MARKETING AND PROMOTION OF THE PRODUCT

         6.1 Marketing. Takeda and its Affiliate or its sublicensees will use their Commercially Diligent Efforts to promote and market the Product in the Territory in accordance with the Marketing Plan created by Article XIII, Section
13.3. Takeda will be responsible for assuring that its Affiliates and any sublicensees meet the standards required in this Section.

         6.2 Marketing Plan. Takeda and BioNumerik agree to jointly develop the Marketing Plan. The Marketing Plan will be developed by the Promotion Committee as discussed in Article XIII, Section 13.3. The Marketing Plan may be changed by the Joint Steering Committee referred to in Article XIII, Section 13.1. The Marketing Plan will include, but is not limited to, the following items:

                  (a)      the strategy and expected outcomes for
                           cost-effectively marketing and promoting the Product in the Territory, including, but not limited to, the number and location of sales representatives and selling and promotional coordination plans;

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  (b)      the strategy and expected outcomes for
                           cost-effectively distributing the Product in the Territory;

                  (c)      the strategy and expected outcomes for
                           cost-effectively training medical personnel about the Product in the Territory, including, but not limited to, the number of medical liaisons and their responsibilities;

                  (d) the strategy and expected outcomes for cost-effectively marketing and promoting the Product in the Territory specifically to potentially larger sales accounts and to persons identified by at least one of the Parties as "opinion leaders" in oncology, including but not limited to the schedule of such visits and the identification of persons who would participate in such visits;

                  (e) the projected annual budgets for the Distribution, Marketing and Promotion Expenses; the projected annual budgets will be inclusive of three (3) years with the caps set forth in Sections 9.2(d) and 9.2(e); and,

                  (f) the projected budget for preparation of the launch of the Product in the Territory, including caps to be recommended by the Promotion Committee as approved by the Joint Steering Committee.

         6.3 Co-Promotion. BioNumerik has the right to co-promote the Product with Takeda in the United States in accordance with this Agreement.

         6.4 Preparation of Promotional Materials. Both Parties will have the responsibility to prepare, in close collaboration with each other through the Promotion Committee and as approved by the Joint Steering Committee, promotional materials for their use in the Territory consistent with the Marketing Plan. Takeda will indicate BioNumerik's corporate name and/or logo on labels, packages, package inserts, or promotional materials, etc. for the Products in such reasonable shape, color and size so as to render the indication plainly discernible, to the extent permitted by applicable law, regulations and guidelines in the Territory, with prior review and approval by BioNumerik.

         6.5 Preparation of Training Materials. Both Parties will have the responsibility to prepare, in consultation with each other, training materials for their use in the Territory consistent with the Marketing Plan.

         6.6 Recall. Voluntary recall of the Product in each country of the Territory will be determined by mutual agreement of both Parties; provided, however, Takeda as a distributor and seller of the Product may start procedures for the recall of the Product in the case of emergency event by Takeda's own good faith determination, keeping BioNumerik informed of the progress of such procedures. All costs and liabilities for the recall arising out of negligence or willful misconduct by one Party or the breach of representations or warranties by one Party will be borne by such Party to the extent caused by such Party, and such Party will indemnify the other Party in accordance with Article XVI.

      6.7 Non-Compete. Neither BioNumerik nor Takeda will market or promote [**] in competition with the Product in the Territory during the term of this Agreement, except with prior written consent or agreement by the other Party. BioNumerik will not cause or encourage third parties to import the Product into the Territory for sale in the Territory and BioNumerik will use Commercially Diligent Efforts to oppose the importation by third parties of the Product into the Territory for marketing and distribution in the Territory. Except as expressly provided in this Agreement or by a separate written agreement between the Parties, BioNumerik will not directly or indirectly distribute or sell Product in the Territory. Except as expressly provided in this Agreement or by a separate written agreement between the Parties, Takeda will not directly or indirectly manufacture Product to be sold in the Territory or manufacture, market, distribute or sell Product outside the Territory.

                                   ARTICLE VII

                                     CANADA

         7.1 Development. Article IV will apply, mutatis mutandis, to development of the Product in Canada; provided, however, that both Parties agree that each will conduct its

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

obligations regarding the development of the Product in Canada after consultation with the other Party.

         7.2 Marketing and Promotion. Notwithstanding Section 6.1, in consultation with BioNumerik, Takeda will have an option not to start promotion or marketing of the Product in Canada until the later of (a) two (2) years after the commercial launch of the Product in the United States, and (b) sixty (60) days after marketing approval of the Product by the Regulatory Agency in Canada, provided that if Takeda does not start promotion or marketing of the Product in Canada by such time, then all rights granted under Section 2.1 regarding Canada would revert back to BioNumerik. In addition, at any time after commercial launch of the Product in Canada. Takeda, upon six (6) months written notice to BioNumerik, may suspend, discontinue, or terminate promotion or marketing of the Product in Canada, in which event, all rights granted under Section 2.1 regarding Canada would revert back to BioNumerik. In addition, in the event of reversion to BioNumerik of rights concerning Canada pursuant to this Section 7.2, Takeda will transfer to BioNumerik, with the right to sublicense, all necessary data and information possessed by Takeda for BioNumerik to develop and commercialize the Product in Canada. Before or after the time of any such reversion of Canada rights to BioNumerik, commercial launch and marketing of the Product in Canada will be subject to Joint Steering Committee approval, which will not be unreasonably withheld by either Party. Also, if BioNumerik alleges a breach of the Agreement by Takeda under Section 15.4(a) and the basis for Takeda's breach is solely a breach of its obligation to use Commercially Diligent Efforts to promote and market the Product in Canada, then BioNumerik's remedy will be the reversion of all rights granted under Section 2.1 regarding Canada to BioNumerik, as well as the transfer by Takeda to BioNumerik of all necessary data and information possessed by Takeda for BioNumerik to develop and commercialize the Product in Canada. If Takeda's Canadian license reverts back to BioNumerik, then BioNumerik, and its sublicensees, may develop and market the Product in Canada.

                                  ARTICLE VIII

                  PAYMENTS, COSTS, STOCK TRANSFER, AND REPORTS

         8.1 Initial Payment. The Parties agree that Takeda will acquire from BioNumerik, and BioNumerik will issue to Takeda, shares of (a) Series I Convertible Preferred Stock, par value $0.01 per share (the "Series I Preferred Stock"), and (b) Series J Convertible Preferred Stock, par value $0.01 per share (the "Series J Preferred Stock" and together with the Series I Preferred Stock, the "Preferred Stock"), in the respective amounts provided herein, for aggregate cash consideration of fifty-two million US dollars (US$52,000,000) (the "Aggregate Preferred Stock Purchase Price"), in accordance with the terms and subject to the conditions of that Convertible Preferred Stock Purchase Agreement, a copy of which is attached hereto as Exhibit C and which will be executed by the Parties on the Effective Date of this Agreement (the "Preferred Stock Purchase Agreement").

         The number of shares of Series I Preferred Stock initially will be 1,123,417 shares at an initial purchase price of US$34.7929 per share (the aggregate initial Series I Preferred Stock value, i.e., the initial purchase price per share multiplied by the initial number of shares, the "Initial Series I Value"), provided that in the event of a BioNumerik IPO within one year after the Effective Date, the purchase price and number of shares of Series I Preferred Stock will be adjusted, immediately following the exercise or expiration of any underwriters' over-allotment option granted in connection with the BioNumerik IPO (the aggregate adjusted Series I Preferred Stock value, i.e., the adjusted purchase price per share multiplied by the adjusted number of shares, the "Adjusted Series I Value"), so that the adjusted purchase price will equal the IPO Price and the number of adjusted shares of Series I Preferred Stock will equal the lesser of (i) that number of shares of Series I Preferred stock that on an as-converted basis would represent 9.99% of BioNumerik's then outstanding common stock, par value $ 0.01 (the "Common Shares") and Preferred Stock (calculated on an as converted basis) (taking such offering into account) but exclusive of any Common Shares issuable pursuant to options granted but unexercised pursuant to BioNumerik's stock option or stock purchase plans or warrants issued but unexercised in connection with certain other preferred stock issuances or (ii) that number of shares of Series I Preferred Stock determined by dividing the Aggregate Preferred Stock Purchase Price by the IPO Price; provided that if the Pre-Transaction Valuation is less than US$400.00 million, the adjusted number of shares of Series I Preferred Stock will be 1,362,930. The number of shares of Series J Preferred Stock initially will be 265,101 shares at a purchase price of US$48.7100 per share, provided that in the event of a BioNumerik IPO, if completed within one year after the Effective Date, the purchase price and number of shares of Series J Preferred Stock will be adjusted so that the adjusted purchase price per share will equal the product of 1.40 multiplied by the IPO Price (the "Adjusted Series J Price Per Share") and the adjusted number of shares will be a number equal to (i) the difference of the Aggregate Preferred Stock Purchase Price less the Adjusted Series I Value divided by (ii) the Adjusted Series J Price Per Share; provided that if such difference is zero (0) or negative, then no Series J Preferred Stock shall remain outstanding.

         The terms and provisions of the Preferred Stock will be substantially in the form set forth in Exhibit 1 to the Convertible Preferred Stock Purchase Agreement. Contemporaneous with the execution of the Convertible Preferred Stock Purchase Agreement, Takeda and BioNumerik will execute a Registration Rights Agreement substantially in the form set forth in Exhibit 2 to the Convertible Preferred Stock Purchase Agreement (the "Registration Rights Agreement").

         Immediately following the determination of the Adjusted Series I Value and related adjustments to the purchase price and number of shares of Series I Preferred Stock in the event of a BioNumerik IPO, if completed within one year following the Effective Date, the Series I Preferred Stock will automatically convert into Common Shares (the Series I Preferred Stock, in accordance with its terms, will also automatically convert into common stock in the event of a BioNumerik IPO at any time following the one year anniversary of the Effective
Date). The Series I Preferred Stock will also be convertible, at the election of Takeda, at any time upon a "Corporate Reorganization" (as defined in Series I Preferred Stock designation) or after the first anniversary of the Effective Date.

         The Series J Preferred Stock will be convertible, at the election of Takeda, at any time upon a "Corporate Reorganization" (as defined in Series J Preferred Stock designation) or after the first anniversary of the Effective Date, will not be automatically convertible upon a BioNumerik IPO, and will be mandatorily convertible at BioNumerik's election and upon written notice to Takeda at any time following the one year anniversary of the Effective Date provided that the closing price or last sale price of the Common Shares on each of the ten (10) business days preceding BioNumerik's delivery of such notice of conversion shall have equaled or exceeded the then applicable conversion price of the Series J Preferred Stock. Furthermore, to the extent then outstanding and provided that a BioNumerik IPO has occurred, shares of Series J

Preferred Stock will automatically convert into Common Shares at the then applicable conversion price upon the sixth anniversary of the Effective Date.

         Although the Series I Preferred Stock and Series J Preferred Stock will vote on an as converted basis together with other classes and series of BioNumerik capital stock on matters submitted to a vote of shareholders, Takeda hereby agrees with BioNumerik, as set forth in the separately-executed Voting Agreement Form attached hereto as Exhibit J, to vote all shares of BioNumerik capital stock held by Takeda or its Affiliates at any time until the earlier of three years after launch of the Product in the Territory or five years after the date of execution of this Agreement in accordance, at Takeda's election, with either (i) the recommendation of the BioNumerik Board of Directors to shareholders with respect to such matter, or (ii) in a proportionate manner that allocates Takeda's votes with respect to any such matter in the same relative percentages as are recorded by BioNumerik with respect to the properly submitted votes of other shareholders of BioNumerik as to such matter; provided, however, that in accordance with the terms of the Preferred Stock the holders of Series I Preferred Stock and Series J Preferred Stock will have separate class voting rights with respect to any proposed amendments to the terms of such series of Preferred Stock and the foregoing voting arrangement between Takeda and BioNumerik will not apply to Takeda's voting on any such proposed amendment to the terms of such series of Preferred Stock.

         8.2 Milestone Payments. Within [**] after the NDA for the Product has been filed by BioNumerik and such NDA filing has been accepted by the FDA in the United States, Takeda will pay to BioNumerik the sum of sixty million US dollars (US $60,000,000). Takeda will further pay to BioNumerik, within [**] after the launch of the Product in the United States, the sum of sixty million US dollars (US $60,000,000). The term "launch" used in this section means the first receipt of the Product by commercial entities such as wholesalers, distributors, pharmacies and hospitals in the United States, after the NDA approval of the Product and not for the purpose of non-clinical or clinical studies.

         8.3 Commercial Milestone Payments. For the first Fiscal Year during which sales of the Product in the Territory reach each of the following indicated annual Net Sales levels,

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Takeda will pay Commercial Milestone Payments to BioNumerik in the amounts and at the times described below:

ANNUAL NET SALES IN THE TERRITORY                          PAYMENT
         IN A FISCAL YEAR                               TO BIONUMERIK
---------------------------------             ---------------------------------
  Two hundred million US dollars                Twenty million US dollars (US
        (US $200,000,000)                               $20,000,000)

 Four hundred million US dollars                Twenty million US dollars (US
        (US $400,000,000)                               $20,000,000)

  Six hundred million US dollars                Thirty million US dollars (US
        (US $600,000,000)                               $30,000,000)

 Eight hundred million US dollars             Forty-five million US dollars (US
        (US $800,000,000)                               $45,000,000)

         In other words, in the first Fiscal Year that annual Net Sales in the Territory reach US$200,000,000, Takeda will pay BioNumerik US$20,000,000. If, in the next Fiscal Year, annual Net Sales reach only US$300,000,000, then no payment is made, and if, in the following Fiscal Year, annual Net Sales reach US$500,000,000, Takeda will pay BioNumerik an additional US$20,000,000.

         The following example is intended to help clarify the arrangement and is for clarification purposes only. In the event the actual annual Net Sales for the Product are US$100,000,000 in 2008, US$300,000,000 in 2009, US$700,000,000
in 2010, US$900,000,000 in 2011 and US$1,100,000,000 in 2012, then each
Commercial Milestone Payment would be as follows: no payment in 2008; US$20,000,000 in 2009; US$50,000,000 in 2010 (US$20,000,000 for US$400,000,000
sales plus US$30,000,000 for US$600,000,000 sales); US$45,000,000 in 2011; and
no payment in 2012 and thereafter. Thus, each Commercial Milestone Payment occurs only once during the life of this Agreement and only when the annual Net Sales reach the particular amount shown in a given Fiscal Year. At the same time as the accounting is reported after the end of a quarter, Takeda will pay to BioNumerik the annual Commercial Milestone Payment if the annual Net Sales reach the particular amount shown in a given Fiscal Year to date required to achieve such Commercial Milestone Payment during that preceding quarter.

         8.4 Research and Development Payments.

                  (a) Subject to the terms and conditions set forth in this
Section 8.4, Takeda agrees to pay BioNumerik up to the following maximum annual Research and Development Payments in the following calendar years to develop the Product for the Territory:

      2005                     2006                 2007              2008               2009               Total
-----------------      -------------------      -----------      --------------     --------------   ------------------
Thirty million US      Thirty-five million      Thirty-five      Thirty million     Eight million        One hundred
   dollars (US              US dollars           million US      US dollars (US     US dollars (US      thirty-eight
  $30,000,000)           (US$35,000,000)        dollars (US       $30,000,000)       $8,000,000)     million US dollars
                                                $35,000,000)                                          (US $138,000,000)

                  (b) Within [**] after April 1st of each year, beginning with calendar 2005 and ending with calendar 2009, Takeda will pay BioNumerik in cash the first one-half of the annual Research and Development Payments for such year. For clarity and example, Takeda will pay BioNumerik fifteen million US dollars within [**] after April 1, 2005.

                  (c) Takeda will satisfy its obligation to pay the remaining one-half of annual Research and Development Payments not otherwise paid pursuant to subsection (b) above by purchasing for cash, during each such year, Common Shares as follows:

                           (i) Takeda will have the right in connection with any public or private offering of securities during such year by BioNumerik primarily for capital-raising purposes (but excluding, without limitation, shares issuable pursuant to an acquisition, another strategic alliance or


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    licensing arrangement and shares issued
                                    pursuant to employee, director or consultant benefit plans) to acquire the lesser of (i) 20% of the number of Common Shares to be issued in each such offering; or (ii) the maximum number of Common Shares which, when aggregated with Takeda's existing holdings of Common Shares and Preferred Stock at the time, will result in Takeda's holdings not exceeding 9.99% of BioNumerik's outstanding Common Shares and Preferred Stock (calculated on an as converted basis) (taking such offering into account) exclusive of any Common Shares issuable pursuant to options or warrants granted but unexercised pursuant to BioNumerik's stock option or stock purchase plans or warrants issued but unexercised in connection with preferred stock issuances, at a price per share and otherwise on terms and conditions made available to other bona fide purchasers in any such offering, with such purchase by Takeda to be made concurrently with the closing of such other offering, and

                           (ii) at any time during such calendar year as BioNumerik will elect upon at least one hundred twenty (120) days advance written notice to Takeda, (x) Takeda and BioNumerik will complete a separate sale or sales of Common Shares to Takeda at a price equal to the fair market value of such Common Shares based upon the average closing price or last sale price over the 10-business day period immediately preceding the sale, if BioNumerik is then a reporting company under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), or, (y) if BioNumerik is not then a reporting company under the Exchange Act, Takeda and BioNumerik may agree upon a separate sale or sales of Common Shares to Takeda at such fair market value price as may be mutually agreed by BioNumerik and Takeda. If, within sixty (60) days after commencement of efforts by BioNumerik and Takeda to agree upon a fair market value price for Common Shares in accordance with the immediately preceding sentence, the Parties have been unable to so agree, then either Party, upon notice to the other Party, may elect to have the fair market value price determined as follows:

                                            (A) For a period of twenty (20) days
                                            after receipt of such notice, the
                                            Parties will attempt to agree upon
                                            an investment banking firm to
                                            determine the fair market value
                                            price for Common Shares and, if the
                                            Parties cannot agree upon an
                                            investment banking firm to make such
                                            determination within such period,
                                            then, with forty (40) days after
                                            receipt of the notice referenced
                                            above, each Party, by notice to the
                                            other Party, will name one
                                            internationally recognized
                                            investment banking firm not
                                            otherwise associated or doing
                                            business with such Party and such
                                            two investment banking firms will
                                            mutually select a third
                                            internationally recognized
                                            investment banking firm, which will
                                            then determine the fair market value
                                            price for Common Shares; and

                                            (B) Each Party may provide the
                                            investment banking firm selected to
                                            determine the fair market price
                                            value for Common Shares such
                                            materials and other written
                                            information, with copies to the
                                            other Party, as such Party believes
                                            relevant to such determination
                                            within ten (10) business days after
                                            such firm's selection. The
                                            investment banking firm will
                                            determine a fair market value price
                                            for Common Shares within sixty (60)
                                            days after its selection. Once the
                                            fair market value price for Common
                                            Shares has been determined by the
                                            investment banking firm, as provided
                                            above, the investment banking firm
                                            will notify both Parties of such
                                            value in writing, and the
                                            corresponding
                                            purchase of Common Shares pursuant
                                            to this Section 8.4 will be closed
                                            within thirty (30) days of such
                                            notification. The decision of the
                                            investment banking firm will be
                                            final and binding on the Parties.
                                            All costs and fees incurred by the
                                            investment banking firm(s) in
                                            connection with the procedures
                                            described above will be borne
                                            equally by the Parties.

                  In addition, with respect to purchases of the Common Shares in private offerings only, as a condition to each such purchase, Takeda and BioNumerik will execute and deliver, and the purchase and sale of the Common Shares will be made in accordance with, a Common Stock Purchase Agreement substantially in the form of attached Exhibit D. All Common Shares purchased by Takeda under this subsection (c) will be subject to the Registration Rights Agreement.

                  (d) BioNumerik will have the right, in its sole discretion, in any particular calendar year, not to sell some or all of the Common Shares relating to such year to Takeda pursuant to clause (ii) of subsection (c); provided, however, that BioNumerik will have no such right to the extent that it initiates the procedures to select an investment banking firm to determine the fair market value price in accordance with Section 8.4(c) above with respect to the Common Shares subject to such valuation procedures. If, for any reason, BioNumerik is unable or unwilling to sell Common Shares to Takeda or Takeda is otherwise limited under this Section 8.4 from acquiring Common Shares, in either case in an amount sufficient for Takeda to satisfy its entire Research and Development funding obligation hereunder for any calendar year, then upon written notice to Takeda prior to the end of such calendar year, BioNumerik may elect to carry over such Takeda purchase commitment (to the extent of the Research and Development Payment amount for such calendar year that is not paid during such year pursuant to Section 8.4(c), being referred to as the "Carryover Amount", expressed in U.S. dollars) to the immediately following calendar year (together with Takeda's other Common Share purchase commitments for such following year), but if, in such following calendar year, BioNumerik is unable or unwilling to sell Common Shares to Takeda or if Takeda is otherwise limited under this Section 8.4 from acquiring Common Shares, in either case in such following year in an amount sufficient to satisfy such Carryover Amount (and all shares sold by BioNumerik to Takeda in such following year will be first allocated to satisfy the Carryover Amount) then Takeda's obligation to purchase any additional Common Shares pursuant to subsection (c) for the immediately preceding calendar year to which such Carryover Amount relates will terminate. BioNumerik, in its discretion, may sell Common Shares to Takeda to allow the satisfaction of some, but not all, of Takeda's funding commitment amount, in which event any remaining unsatisfied commitment amount would be carried over subject to the limitations described above. Similarly, to the extent a delay in the sale of Common Shares is agreed to by the Parties pursuant to Section 8.4(f) to enable Takeda to avoid a potential liability under Section 16(b) of the Exchange Act, the amount of any such deferred Research and Development Payment will be treated as a Carryover Amount to such following calendar year. To the extent any unpurchased amount of Common Shares in any calendar year does not become a Carryover Amount for the following year in accordance with the terms of the immediately preceding sentences, then Takeda's obligation to purchase such amount shall terminate. If, for any reason, BioNumerik is unable or unwilling to sell Common Shares to Takeda or Takeda is otherwise limited under this Section 8.4 from acquiring Common Shares, then in either case the costs for the clinical and non-clinical development of the Product in the Field for the Territory in accordance with the Development Plan exceeding Takeda's payment of half of the maximum annual Research and Development Payment pursuant to Section 8.4(b) will be borne solely by BioNumerik, but subject to the provisions of Section 8.4(h).

                  (e) Anything else in this Agreement to the contrary notwithstanding, except as otherwise agreed by BioNumerik, Takeda will not purchase Common Shares pursuant to this Section 8.4 to the extent that Takeda's ownership of BioNumerik Common Shares and Preferred Stock then actually outstanding exceeds, or as a result of such purchase would exceed, 9.99% of BioNumerik's then outstanding Common Shares and Preferred Stock (calculated on an as converted basis) exclusive of any Common Shares issuable pursuant to options or warrants granted but unexercised pursuant to BioNumerik's stock option or stock purchase plans or warrants issued but unexercised in connection with certain other previous preferred stock issuances; provided however, that BioNumerik and Takeda will use reasonable efforts to cooperate with one another, pursuant to the provisions of the Registration Rights Agreement and otherwise, so that Takeda will be afforded the opportunity not less often than once every two years through the calendar year 2010 to effectuate in an orderly fashion sales of Common Shares held by Takeda in the principal U.S. securities markets, if any, in which BioNumerik's Common Shares are then traded (including, without limitation, in an underwritten public offering, which may involve, at Takeda's election, selling efforts by BioNumerik's management team; in negotiated block trades arranged by BioNumerik's or Takeda's principal investment banking firms; or in sales pursuant to Rule 144 of the Securities Act), and in the amount of up to 50% of Takeda's then-current holdings of Common Shares and Preferred Stock (calculated on an as converted basis); provided, however, if the Parties successfully arrange any such sale opportunity and any Common Shares (including Common Shares issuable upon conversion of any Preferred Stock that can be converted) can then be sold by Takeda at a price per share in excess of the acquisition price for such Common Shares (or the acquisition price for the underlying Preferred Stock), Takeda will at that time sell all of such Common Shares to the extent that the number of Common Shares to be sold is equal to the greater of (i) 25% of Takeda's holdings of Common Shares and Preferred Stock (calculated on an as converted basis) (provided that 18 months or more will have elapsed since Takeda was last required to sell or dispose of Common Shares based upon such 25% standard); and (ii) the minimum number of Common Shares which, when aggregated with reasonably foreseeable Common Share purchase obligations under Section 8.4(c) for such calendar year, will result in Takeda's holdings not exceeding 9.99% of BioNumerik's then outstanding Common Shares and Preferred Stock (calculated on an as converted basis) exclusive of any Common Shares issuable pursuant to options or warrants granted but unexercised pursuant to BioNumerik's stock option or stock purchase plans or warrants issued but unexercised in connection with certain other previous preferred stock issuances. Takeda, in its discretion, may also sell additional Common Shares in such transaction up to the 50% limitation described in the prior sentence of this
Section 8.4(e). Anything in this Section 8.4(e) to the contrary notwithstanding, Takeda will have no restrictions on sale of Common Shares hereunder in the event of (i) any sale of all or substantially all of the assets of BioNumerik, or any sale or related series of sales of shares of BioNumerik's capital stock by any holders thereof or any merger, consolidation or combination to which BioNumerik is a party and which results in the beneficial owners of BioNumerik's Common Shares as of the date immediately preceding such transaction or related series of transactions no longer beneficially owing the capital stock of BioNumerik (or any new or surviving corporation with which

BioNumerik merges, consolidates or combines) possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors, (ii) any sale or other disposition by Dr. Fred Hausheer, in one or a series of related transactions, of 50% or more of the Common Shares beneficially owned by Dr. Fred Hausheer over any two-year period, or (iii) the termination of this Agreement. However, Takeda hereby agrees that Takeda will not sell or otherwise dispose of any shares of the Preferred Stock (though Takeda may convert the Preferred Stock and sell the underlying Common Shares in accordance with the provisions hereof) except (i) upon or following the occurrence of any of the events specified in clauses (i), (ii) or (iii) of the preceding sentence and (ii) for transfers to Affiliates of Takeda or to a successor to substantially all of the business or assets of Takeda in a transfer permitted under Section 11.1 (which in either case undertakes in connection with such transfer to be similarly bound to comply with this undertaking).

                  (f) Anything in this Section 8.4 to the contrary notwithstanding, Takeda will have no obligation to purchase or sell the Common Shares or otherwise take any other action to the extent that any such purchase, sale, or other action would violate the Securities Act, the Exchange Act, or any other applicable federal or state securities law, or result in any liability to Takeda under the Securities Act, the Exchange Act, or any other applicable federal or state securities law. To the extent that Takeda is at any time deemed a holder of 10% or more of the shares of BioNumerik's outstanding common stock or is otherwise a person subject to the reporting and short-swing profit provisions of Section 16 of the Exchange Act, both Parties will cooperate, to the extent reasonably necessary as identified by Takeda, to arrange the timing of Takeda sales activity pursuant to Section 8.4(e) and Takeda purchases from BioNumerik pursuant to Sections 8.4(c) and 8.4(d) so as accomplish the objectives of not creating liability for Takeda under Section 16(b) of the Exchange Act and positioning Takeda to make purchases contemplated by Section 8.4(c) to fund Research and Development Payments.

                  (g) Research and Development Payments made by Takeda pursuant to Section 8.4(b) will be allocated solely for the clinical and non-clinical development of the Product in the Field for the Territory in accordance with the Development Plan. Any portion of a Research and Development Payment received for a particular calendar year that is not spent in that particular calendar year may be deferred, as reasonably determined by BioNumerik, to be used in the following calendar year. BioNumerik will provide to Takeda a quarterly accounting regarding the costs for such development within thirty (30) days following the end of each calendar quarter of the Fiscal Year. BioNumerik will send Takeda a written report setting forth the reasonable costs that it incurred for the clinical and non-clinical development. Each cost will be described and the date on which the cost was paid will be included.

                  (h) Subject to the limitations of this Section 8.4, the total amount of the Research and Development Payments made solely by Takeda between the calendar years 2005 and 2009 will be one hundred and thirty eight million US dollars (US$138,000,000). All additional required clinical and non-clinical investment in any particular calendar year that is in excess of the Research and Development Payments made by Takeda as set forth in Section 8.4(a) above will be borne equally by BioNumerik and Takeda, provided that the Parties mutually agree to the additional work to be done. Further, all subsequent required clinical and non-clinical investment over US$138,000,000 for the Product in the Field in the Territory will be borne equally by BioNumerik and Takeda for the Product, if the costs are agreed to in writing by both Parties in the Development Plan. Costs for clinical and non-clinical studies will include actual payments to service providers such as contract research organizations ("CROs"), consultants, clinical and non-clinical drug supply and materials, as well as actual payments and indirect costs for regulatory filing fees, regulatory document preparation and copying costs, and each Party's internal direct and indirect costs reasonably allocated to such studies and materials for such studies and regulatory filings, regarding the Product in the Field for the Territory.

                  (i) BioNumerik agrees that, for the Applicable Period (as defined below), it will pay to Takeda within thirty (30) days after each calendar quarter, one-half of all Manufacturing Net Profits (as defined below) earned by BioNumerik during the preceding calendar quarter with respect to BioNumerik's manufacturing rights for Venture Products BN (as defined in the KI Pharma Joint Venture Agreement a copy of which definition is attached hereto as
Exhibit I). For purposes hereof, "Manufacturing Net Profits" means, for any relevant period, aggregate sales of the Venture Products BN by BioNumerik, as manufacturer, to the KI Pharma Joint Venture less (i) fully allocated cost of manufacturing the Venture Products BN in a final packaged form, and (ii) overhead (fixed and variable costs associated with management and support of the manufacturing process) allocated to the Venture Products BN, all calculated in accordance with normal accounting practices applied on a basis consistent with BioNumerik's past practices and industry standards for all products manufactured in a fully utilized facility or normal capacity. "Applicable Period" means the period commencing upon the first receipt of the Venture Products BN by commercial entities such as wholesalers, distributors, pharmacies and hospitals in Japan, after receipt of required regulatory approvals in connection therewith and not for the purpose of non-clinical or clinical studies and ending after a period thereafter equal to the number of days from the Effective Date to the date the BioNumerik IPO occurs, provided that if the BioNumerik IPO occurs within 365 days after the Effective Date the applicable period will be zero (0) days.

                  (j) From the date of execution of this Agreement until the Effective Date, BioNumerik agrees that it will not issue or grant any shares of Common Shares or Preferred Stock (other than in connection with the BioNumerik IPO and in connection with the exercise of previously granted stock options or warrants in the ordinary course) or any options or warrants to acquire any such shares or any other securities or instruments convertible into such shares.

                  (k) BioNumerik covenants and agrees that it will not cause the BioNumerik IPO to occur until the earlier of (i) BioNumerik's obtaining of all necessary approvals by BioNumerik's shareholders of the issuance of the Preferred Stock and the Common Shares and the execution of the Registration Rights Agreement, as provided in this Agreement, or (ii) BioNumerik's failure, after full discharge of its obligations under this Agreement to attempt to obtain shareholder approvals, to obtain all such approvals.

                                   ARTICLE IX

                       PROVISIONAL PRICE AND PROFIT SHARE

         9.1 Provisional Price. Takeda agrees to pay BioNumerik a Provisional Price for each unit of Product that BioNumerik supplies to Takeda.

         9.2 Profit Share. Net Profits will be determined by the following equation:

                  Net Profits = Net Sales minus Incurred Costs

                  Net Profits will be shared equally between BioNumerik and Takeda as follows:

                  (a) If Net Profits are positive, then each Party will receive fifty percent (50%) of Net Profits; however, the Provisional Margin paid by Takeda to BioNumerik as part of the Provisional Price will be deducted from BioNumerik's share of the Net Profits.

                  (b) If Net Profits are negative, then each Party will bear fifty percent (50%) of the loss of Net Profits. Specifically, in the event that Net Profits are negative, BioNumerik will give back to Takeda all or part of the Provisional Margin plus any additional amount necessary to equal fifty percent (50%) of the loss of Net Profits.

                  (c) All costs for developing and obtaining approval for a new indication beyond oncology will be borne equally by the Parties. However, in the case that one Party does not want to make or cannot afford to bear the costs for the new indication, the other Party has the option to take the responsibility to bear the necessary costs itself. In such event the other Party will cooperate with the Party seeking such new indication with the other Party being reasonably reimbursed for related costs of the cooperation. In the event that (i) the new indication for the Product is successful, the other Party will have the option to reimburse the paying Party [**] of the actual costs incurred for the Product development and approval with respect to the new indication, in which case the other Party will then receive [**] of the Net Profits as described in this
Section 9.2 (including, without limitation, [**] of the Net Profits for the new indication), or in the event that (ii) the other Party does not want to pay for such [**] share of the costs for the new indication, then the non-paying Party will receive only [**] of the Net Profits from sales of the Product for the new indication and the paying Party will receive [**] of the Net Profits from sales of the Product for the new indication.

                  (d) The amount of Takeda's costs included in the calculation of the Net Profits will not exceed for each of the first three years from the anniversary date of the "launch" of the Product as defined in Section 8.2 the amounts in the Table 9.2(d) immediately following this section. When the Promotion Committee is discussing the budget to be applied for the fourth year following the launch and thereafter, if the Parties can not agree to the amount of the maximum expenses for these four categories in each of these later years, the Parties understand that, until the Parties have reached agreement on such applicable amount, the default amount of


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

the maximum expenses in the fourth year will be [**] of the actual amount spent in the third year, and the default amount in any year thereafter will be [**] of the actual amount spent in the prior year. Both Parties agree that the division of these four categories are not strict and Takeda may reasonably allocate its expenses in one category of them to another category within the total annual maximum amount for each year.

Table 9.2(d)

        Cap on Certain Takeda's Commercialization Costs (in $US Millions)

[**]

         (e) The amount of BioNumerik's costs included in the calculation of the Net Profits will not exceed for each of the first three years from the anniversary date of the "launch" of the Product as defined in Section 8.2 the amounts in the Table 9.2(e) immediately following this section. When the Promotion Committee is discussing the budget to be applied for the fourth year following the launch and thereafter, if the Parties can not agree to the amount of the maximum expenses for these four categories in each of these later years, the Parties understand that, until the Parties have reached agreement on such applicable amount, the default amount of the maximum expenses for these four categories in the fourth year will be 105% of the actual amount spent in the third year, and the default amount in any year thereafter will be 105% of the actual amount spent in the prior year. Both Parties agree that the division of these four categories are not strict and BioNumerik may reasonably allocate its expenses in one category of them to another category within the total annual maximum amount for each year.


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Table 9.2(e)

      Cap on Certain BioNumerik's Commercialization Costs (in $US Millions)

                                              1-12           13-24          25-36
                                             MONTHS          MONTHS        MONTHS
                                          -------------- --------------- ------------
        Sales Force                            $10            $10            $10

        Marketing & Promotion                  $ 0            $ 0            $ 0

        G&A Costs                              $ 4            $ 4            $ 4

        Medical Liaisons                       $ 5            $ 5            $ 5

        Total annual maximum                   $19            $19            $19


         9.3 Accounting. Calculation and payment/reimbursement of the Profit Share will be made quarterly, with an adjustment at the end of the Fiscal Year, with the calculation of the Net Profits to begin after the first full quarter following the Effective Date. A statement will be provided by BioNumerik to Takeda of BioNumerik's Incurred Costs within ten (10) business days following the end of each calendar quarter of the Fiscal Year. BioNumerik will send a written report to Takeda detailing its Incurred Costs. Within ten (10) business days of receiving BioNumerik's report, Takeda will send to BioNumerik, a written report setting forth the calculation of the Profit Share payment. Such report will be sent to BioNumerik even when no Product was sold during the calendar quarter. Within thirty (30) days of the date of such Takeda's report, the balance will be paid by a Party to the other Party so that the Net Profits will be equally shared between the parties. For illustration, an example calculation is set forth in Exhibit H hereto.

         After the Product is launched in the Territory, a monthly accounting will be made by Takeda to BioNumerik within fifteen (15) days following the end of each month of the Fiscal Year. Specifically, Takeda will send to BioNumerik, a written report setting forth the amount and a description of the Product sold during the preceding month and the associated aggregate Net Sales invoiced during the month. A report will be sent to BioNumerik even if no Product is sold during the previous month.

         Such reports by each Party for the last calendar quarter in a Fiscal Year will include year-end adjustment in accordance with ascertained Net Sales and Incurred Costs if necessary.

                                    ARTICLE X

                 WITHHOLDING TAX, AUDIT AND CURRENCY CONVERSION.

         10.1 Withholding Tax. In the event that any payment by a Party to the other Party under this Agreement is subject to withholding tax required by applicable laws to be paid to the taxing authority of any country, the amount of such tax may be withheld from the applicable payment. Such Party will promptly pay such tax on behalf of the other Party, and will furnish the other Party with a certificate of withholding tax so deducted or its equivalent for the other Party's avoidance of duplicate taxation. Each Party will cooperate with and provide reasonable assistance to the other Party to enable them to obtain necessary documentation and other information necessary to establish any exemptions from or refund of withholding or other payments under applicable tax treaties or other tax laws of applicable countries.

         10.2     Maintenance and Auditing of Records.

                  (a) The Parties will keep and will require that their Affiliates and sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of costs for non-clinical and clinical studies undertaken by BioNumerik hereunder, the Commercial Milestone Payments and the Net Profit, including, but not limited to, the Incurred Costs, and Net Sales, profit sharing pursuant to Section 8.4(i), and for preparation of the written reports due hereunder. Those records and books of account will be kept for three (3) years following the end of each Fiscal Year to which they relate.

                  (b) Upon twenty (20) business days notice, each Party may have an independent registered public accounting firm audit the other Party's or Affiliate's or sublicensee's records and books of account to verify that every charge and payment is correctly made in accordance with this Agreement. Such inspections will be no more frequent than once each calendar year during the term of this Agreement, and once within six (6) months after termination of this Agreement. Prior to audit implementation, each Party will submit an audit plan, including audit scope and name(s) of proposed public accounting firm, to the other Party for approval, which approval will not be unreasonably withheld. The independent registered public accounting firm will keep confidential any information obtained during such inspection and will only report to the requesting Party the result on whether the item(s) being reviewed is accurate or not and the amount of any inaccuracy or discrepancy.

                  (c) The cost of the accounting firm will be the responsibility of the auditing Party unless the certification shows the audited Party to have underpaid or overcharged the auditing Party by more than five percent (5%) in which case the cost of the accounting firm will be the responsibility of the audited Party. If an audit reveals an over or underpayment or over or undercharge, the Parties will take such steps as necessary to rectify the error.

                  (d) Within ten (10) business days following any such certification any monies which such certification shows as being due and owing by one Party to the other (whether because of an underpayment or overpayment) will be paid by the owing Party.

                  (e) In the conduct of their respective reporting activities under this Agreement, each Party, its Affiliates, or its sublicensees will prepare all accounting information in accordance with United States GAAP or as otherwise directed by the Joint Steering Committee.

         10.3 Payments To BioNumerik. All payments made under this Agreement by Takeda to BioNumerik will be made in US dollars and will be wired to the following institution:

                 [**]

         10.4 Payments To Takeda. All payments made under this Agreement by BioNumerik to Takeda will be made in US dollars and will be wired to the following institution:

                 [**]


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         10.5 Conversion. The exchange rate to be used for converting foreign currencies into US dollars will be as published in the Wall Street Journal, Eastern U.S. Edition for the purchase of US dollars on the last business day of the calendar quarter for which the Net Sales and other items are calculated under this Agreement.

                                   ARTICLE XI

            SUBLICENSE AND TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

         11.1 Except as otherwise provided herein, there is no right to sublicense and this Agreement may not be assigned by either Party without the prior written consent of the other Party. Each Party may, at its discretion, assign this Agreement in whole or in part to one or more of its Affiliates as well as to a party acquiring all or substantially all of the assigning Party's business or assets, if the assigning Party (if such assigning Party is a surviving entity) remains liable and responsible for and the assignee will be liable and responsible for the performance and observation of all of the Affiliate's obligations hereunder.

                                   ARTICLE XII

          MAINTENANCE OF LICENSED PATENTS AND TRADEMARKS AND OWNERSHIP
              OF JOINTLY DEVELOPED INTELLECTUAL PROPERTY, RESULTING
                     INTELLECTUAL PROPERTY, AND IMPROVEMENTS

         12.1 Maintenance of Licensed Patents and Trademarks. BioNumerik hereby agrees (a) to use Commercially Diligent Efforts to file, prosecute and maintain the Licensed Patents and Licensed Trademarks and (b) to proceed to initiate interference, re-examinations, reissues and oppositions with respect thereto, at its costs and pay all necessary fees to assure that the Licensed Patents and Licensed Trademarks do not terminate prematurely. Each calendar quarter, BioNumerik will provide Takeda with reports in writing with detailed information on the status of the Licensed Patents and patents and patent applications constituting BioNumerik's Licensees' Patents and Information.

         Takeda will have a right to request and, promptly after any such request, receive from BioNumerik reasonable additional information with respect to any patent application and/or patent in the Licensed Patents and patents and patent applications in the BioNumerik's

Licensees' Patents and Information. BioNumerik will provide Takeda with a reasonable opportunity to review and provide substantive input to material decisions relating to the prosecution and maintenance of the Licensed Patents. BioNumerik will furnish to Takeda copies of documents relevant to any such prosecution and maintenance reasonably in advance of the expiration of a response or application deadline in order to provide Takeda a meaningful opportunity to comment thereon and to participate in all material decision making regarding such prosecution and maintenance. For purposes of clarification, BioNumerik will consider all substantive input and comments provided by Takeda regarding the prosecution of such patent applications and the maintenance of such patents. BioNumerik may continue to take ministerial and non-material procedural matters regarding the Licensed Patents without obtaining prior input from Takeda.

         BioNumerik agrees not to finally abandon any claims of the Licensed Patents without providing Takeda written notice of BioNumerik's decision not less than thirty (30) days prior to any deadline or date imposed by an office with authority and jurisdiction in any country in the Territory where such patent application is being prosecuted or such patent is being maintained. Upon receipt of such notice, Takeda may, in its sole discretion, initiate and/or continue prosecution activities with respect to such patent application and/or maintenance activities with respect to such patent, and BioNumerik, upon such Takeda's decision to initiate and/or continue such activities, will assign, deliver, transfer and set over to Takeda all interest of BioNumerik in, to and under such patent application and patent. BioNumerik will provide Takeda reasonable cooperation, and will make available to Takeda, at reasonable times and under appropriate conditions, access to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession necessary to prosecute such patent application and/or maintain such patent assigned to Takeda.

         The Parties also agree to consult with each other from time to time, at one Party's request, on patent policies to be implemented with respect to the Product in the Territory.

         12.2 BioNumerik Developments and Improvements. All BioNumerik Developments and Improvements made by BioNumerik on the Product will be included in the scope of the Licensed Information and Licensed Patents to which BioNumerik grants Takeda an exclusive license on the terms described herein and subject to Sections 2.4, 5.1(a), 6.3 and 6.7 hereof. However, nothing in this section should be construed to entitle BioNumerik to additional consideration besides that expressly contained herein. BioNumerik will be solely responsible for the prosecution of any patents relating to the BioNumerik Developments and Improvements made to the Product, without any right of reimbursement from Takeda for the cost of the prosecution.

         12.3 Takeda Developments and Improvements. Takeda grants a non-exclusive, perpetual, worldwide except the Territory, royalty-free paid-up license to BioNumerik (and its designated Affiliates and sublicensees) to: (a) all Takeda Developments and Improvements to make, have made, use, sell, offer for sale, market and license the Product incorporating such Takeda Developments and Improvements throughout the world in areas outside the Territory and, (b) all data and results obtained by Takeda from the non-clinical studies, clinical trials and related testing conducted by Takeda for the purpose of supporting non-clinical studies, clinical trials, regulatory approval for the Product outside of the Territory, and development, marketing and sale of the Product outside the Territory, and are subject to any retained rights of Takeda to practice such Takeda Developments and Improvements other than in connection with the Product.

         12.4 Jointly Developed Intellectual Property. Information, developments, improvements, and intellectual property that are jointly developed by the Parties directly concerning the Product ("Jointly Developed Intellectual Property") will be jointly owned by the Parties. Takeda and its Affiliates will have the exclusive right (with the right to sublicense) to use all Jointly Developed Intellectual Property in the Territory and BioNumerik is hereby granted a non-exclusive, perpetual, worldwide except the Territory, royalty-free paid-up license to all Jointly Developed Intellectual Property, and BioNumerik (and its designated Affiliates and sublicensees) may make, have made, use, sell and license products and technology incorporating such Jointly Developed Intellectual Property throughout the world in areas outside the Territory. In addition, BioNumerik may use the Jointly Developed Intellectual Property to conduct the activities described in Section 2.4. Takeda will be solely responsible for (a) filing, prosecution and maintaining of any patents relating to Jointly Developed Intellectual Property and (b) to proceed to initiate interference, re-examinations, reissues and oppositions with respect thereto, but each Party agrees to share the cost of the patent prosecution equally for Jointly Developed Intellectual Property.

         Each party will promptly notify the other Party as to the creation of, the conception or reduction to practice of any Jointly Developed Intellectual Property. Takeda will promptly notify BioNumerik as to whether any patent applications will be prepared. Takeda will have a right to request and, promptly after any such request, receive from BioNumerik reasonable additional information with respect to Jointly Developed Intellectual Property. Takeda will provide BioNumerik with a reasonable opportunity to review and provide substantive input to material decisions relating to the prosecution and maintenance of patents for the Jointly Developed Intellectual Property. Takeda will furnish to BioNumerik copies of documents relevant to any such prosecution and maintenance reasonably in advance of expiration of response or application deadline in order to provide BioNumerik a meaningful opportunity to comment thereon and to participate in all material decision making regarding such prosecution and maintenance. For purposes of clarification, Takeda will consider all substantive input and comments provided by BioNumerik regarding the prosecution of such patent applications and the maintenance of such patents. Takeda may continue to take ministerial and non-material procedural matters regarding the Jointly Developed Intellectual Property without obtaining prior input from BioNumerik.

         Takeda agrees not to finally abandon any claims of the Jointly Developed Intellectual Property without providing BioNumerik written notice of Takeda's decision not less than thirty (30) days prior to any deadline or date imposed by an office with authority and jurisdiction in any country where such patent application is being prosecuted or such patent is being maintained. Upon receipt of such notice, BioNumerik may, in its sole discretion, initiate and/or continue prosecution activities with respect to such patent application and/or maintenance activities with respect to such patent, and Takeda, upon BioNumerik's decision to initiate and/or continue such activities, will assign, deliver, transfer and set over to BioNumerik all interest of Takeda in, to and under such patent application and patent. Takeda will provide BioNumerik reasonable cooperation, and will make available to BioNumerik, at reasonable times and under appropriate conditions, access to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession necessary to prosecute such patent application and/or maintain such patent assigned to BioNumerik. If Takeda determines not to file a patent application relating to any Jointly Developed Intellectual Property, BioNumerik can, in its discretion, file and prosecute and will then obtain sole ownership rights with respect to such Jointly Developed Intellectual Property and Takeda will provide necessary assistance to allow BioNumerik to file, including providing data and other reasonably requested inventorship documentation and assistance.

         Except as otherwise set forth in this Agreement, inventorship of the Jointly Developed Intellectual Property will be determined in accordance with the U.S. Patent Law. In the case of disagreements regarding inventorship, such issue will be determined through the dispute resolution process under Article XIX.

         12.5 Patent Term Extension. BioNumerik and Takeda will consult with each other about Patent Term Extension in the Territory and make a joint decision thereon. A Party that owns the patent which claims or relates to the Product will promptly file all applications for any extension of patent term for which it is eligible in accordance with such joint decision, and take all reasonable actions necessary to obtain patent extension. Each Party will assist with all reasonable requests made by the other Party in support of any application for Patent Term Extensions of, or supplementary protection certificates relating to, the Licensed Patents, and patents on Takeda Developments and Improvements and Jointly Developed Intellectual Property.

                                  ARTICLE XIII

                                   GOVERNANCE

         13.1 Joint Steering Committee. A Joint Steering Committee will be created along with at least two sub-committees as described in Sections 13.2 and
13.3 below. The Joint Steering Committee will have an equal number of members who are qualified by education, training and experience in oncology product development, distribution, marketing and/or sales, and who are line managers from each Party or its Affiliates. The Joint Steering Committee will be accountable for the following: (i) allocation of sufficient qualified personnel to specific Product operations; (ii) meeting specific objectives for development, manufacturing needs, marketing, sales, promotion and/or distribution of the Product for each quarter and for each Fiscal Year; and,
(iii) meeting specified timelines and approved budgets set by the Joint Steering Committee. The

Joint Steering Committee will regularly review the actual performance of the meeting of specific objectives concerning the development, marketing, promotion and manufacturing needs for the Product, and may modify any of the foregoing should performance targets not be met, as well as review proposed plans regarding the Product in the Territory. Decisions by the Joint Steering Committee will be made by unanimous votes by representatives of both Parties. Should there be an unresolved disagreement on an issue at the Joint Steering Committee, such issue will be resolved according to Article XIX. The Joint Steering Committee will be responsible for the following tasks:

                  (a) Allocate and assign accountability of designated personnel who are qualified by education, training and experience in the development, distribution, marketing, promotion and/or manufacturing of the Product to all specific Product operations and objectives in the Territory;

                  (b) Set the direction, objectives and accountabilities which will be specifically assigned for the designated personnel who are engaged in the Development Plan, the Marketing Plan and other plans. The Joint Steering Committee is accountable for assuring that the proper personnel and resources are assigned to such plans. The Joint Steering Committee has the final authority to approve and modify the Development Plan or Marketing Plan or other plans, and any allocated resources or personnel as identified in Article IV;

                  (c) Has the final authority to decide and engage the appropriate countermeasure(s) in the event that some failure or lack of progress by each Party or both Parties in meeting specific objectives for Development or Marketing Plans or other plans that have been previously implemented, or with regard to specific tasks or accountabilities of either Party in this Agreement has occurred;

                  (d) Has the final authority to make decisions regarding the termination of the Agreement;

                  (e) Has the final authority to approve and disapprove BioNumerik's contract-manufacturers in Section 5.1;

                  (f) Has the final authority to coordinate auditing and inspecting reviews of the manufacturing facilities of BioNumerik and its contract-manufacturers;

                  (g) Is accountable for implementing a coordinated quality and compliance program that assures both Parties are in compliance and achieving proper quality targets in accordance with all applicable laws, statutes, regulations, and ordinances applicable to performing its obligations under this Agreement;

                  (h) Reviewing all communications, notices and reports which are sent between the Parties and that all such communications, notices and reports are provided in a timely manner; and,

                  (i) Is accountable for reviewing and approving potential measures regarding infringement of intellectual property rights by a third party or of a third party in the Territory.

                  Any Joint Steering Committee member can request of BioNumerik and Takeda operating reports, data and analyses on the Product as reasonably necessary, with reasonable time allocation for preparation of such information, for the Joint Steering Committee to perform its functions.

         13.2 Development Committee. The Development Committee will have an equal number of qualified members (as specified in Section 13.1 above) from each Party and will be responsible for preparing and executing the Development Plan identified in Article IV and for submitting the Development Plan to the Joint Steering Committee for approval. In addition, the Development Committee will be responsible for assuring that the Development Plan is implemented by both Parties, in terms of the allocation of qualified personnel who will have specific accountabilities to meet Development Plan objectives, and to assure that each Party performs its obligations under the Development Plan and under
Article IV. The Development Committee will review and approve all clinical and non-clinical study protocols of all contemplated studies that are conducted for the Territory pursuant to the Development Plan. Further, the Development Committee will review BioNumerik's reports on the clinical and non-clinical studies produced according to Article IV and will review the materials under
Article IV, Section 4.4. Any disagreements or anticipated or actual failures to meet specific objectives by the Development Committee should be brought to the prompt attention of the Joint Steering Committee. Further, the Development Committee will be accountable for recommending to the Joint Steering Committee any proposed changes to the Development Plan. In the event that the Parties cannot agree on which additional clinical or non-clinical studies to conduct, besides those included in the Development Plan, either Party may conduct such studies at its own expense, notwithstanding the provisions of Sections 4.1(b) and 8.4(h), provided that such studies are not intended to result in an improved label, patent position, or method of use, or expanded indication that is beneficial to the Product promotion, marketing or sales. The Development Committee will provide regular progress and status reports to the Joint Steering Committee.

         13.3 Promotion Committee. The Promotion Committee will have an equal number of qualified members (as specified in Section 13.1) from each Party and will be accountable for meeting specific objectives as previously agreed to by the Joint Steering Committee, performing market research on a regular basis as approved by the Joint Steering Committee, and recommending potential modifications to the Marketing Plan identified in Article VI, and for submitting the Marketing Plan to the Joint Steering Committee for approval. In addition, the Promotion Committee will be accountable for assuring that the Marketing Plan is properly implemented by both Parties, in terms of the allocation of qualified personnel who will have specific accountabilities to meet the Marketing Plan objectives, and assuring that each Party performs its obligations under the Marketing Plan and under Article VI. Any disagreements or anticipated or actual failures by the Promotion Committee should be brought to the prompt attention of the Joint Steering Committee. Further, the Promotion Committee will be accountable for recommending to the Joint Steering Committee any proposed changes to the Marketing Plan. The Promotion Committee will provide regular progress and status reports to the Joint Steering Committee.

                                   ARTICLE XIV

                          ADVERSE EVENT REPORT AND PMS

         14.1 Within six (6) months of the Effective Date, the Parties will develop a procedure for the reporting of adverse events between the Parties and to the Regulatory Agency (substantially in the form of the reporting procedure attached herewith as Exhibit F), which may be amended from time to time to reflect applicable laws and regulations and the Parties' pharmacovigilance practices. As part of this procedure, a PMS database will be shared by the Parties. The plan for the PMS database and the PMS reporting responsibilities and operations will be established by the Joint Steering Committee within six (6) months of the Effective Date.

         14.2 BioNumerik will be responsible for preparing and submitting regulatory reports or inquiries or responses concerning the Product to the FDA or other Regulatory Agency as well as any other regulatory communication to the FDA or other Regulatory Agency concerning the Product as well as making such communications available to Takeda or any Regulatory Agency as required by applicable laws, regulations, standards and guidelines or in accordance with then-current ICH guidelines.

         14.3 Each Party will conduct PMS in the Territory in a coordinated manner with the other Party. Each Party will regularly report PMS results from the Territory to the other Party. BioNumerik will summarize and analyze such PMS data for the purpose of reporting to the FDA and other regulatory agencies as required by law and in accordance with ICH guidelines. BioNumerik will regularly report PMS results from other territories to Takeda. BioNumerik will be responsible for reporting the results of the PMS and any adverse events of the Product to the Regulatory Agency as well as in other territories where the Product is in development or approved. Takeda and BioNumerik will have direct access to PMS data at all times, and BioNumerik will have the responsibility and the right to report such data to all regulatory authorities in accordance with all applicable laws and contractual obligations for such safety reporting.

         14.4 Each Party will fully cooperate with the other in all respects necessary to enable each to fulfill its reporting obligations under applicable laws and regulations.

                                   ARTICLE XV

                              TERM AND TERMINATION

         15.1 Term. The term of this Agreement will begin on the Effective Date and will remain in effect until and unless this Agreement is terminated pursuant to a provision of this Agreement.

         15.2 Termination on Patent Expiration or Generic Entry Date. (a) Takeda may terminate this Agreement effective as of the Patent Expiration Date in the Territory or just in the United States or at any time after the Patent Expiration Date in the Territory or just in the United States, provided that Takeda has provided BioNumerik with 6 months (180 days) prior written notice, or Takeda may opt to continue the Agreement until the Agreement is otherwise terminated. If Takeda terminates this Agreement pursuant to this Section 15.2(a), then (1) the licenses granted to Takeda under this Agreement except for the Licensed Trademarks will become royalty-free, paid-up and perpetual as to the terminated portion of the Territory, provided that BioNumerik can promote, market and sell the Product in the terminated portion of the Territory without any further obligation to Takeda and (2) the licenses granted to Takeda pursuant to this Agreement except for the Licensed Trademarks will be extended to encompass the right of Takeda to make and have made the Product in such terminated portion of the Territory. Further, in the event of such termination, BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in such terminated portion of the Territory.

         (b) Takeda may terminate this Agreement on the Generic Entry Date in the Territory or just in the United States or at any time after the Generic Entry Date in the Territory or just in the United States with 6 months (180 days) prior written notice to BioNumerik, or Takeda may opt to continue the Agreement until the Agreement is otherwise terminated. If Takeda terminates this Agreement pursuant to this Section 15.2(b), then (1) the licenses granted to Takeda under this Agreement except for the Licensed Trademarks will become royalty-free, paid-up and perpetual as to the terminated portion of the Territory, provided that BioNumerik can promote, market and sell the Product in the terminated portion of the Territory without any further obligation to Takeda and (2) the licenses granted to Takeda pursuant to this Agreement will be extended to encompass the right of Takeda to make and have made the Product in such terminated portion of the Territory. Further, in the event of such termination, BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in such terminated portion of the Territory.

         (c) If Takeda desires to retain exclusive rights to use of the Licensed Trademarks for the Product in the terminated portion of the Territory following termination pursuant to Section 15.2 (a) or Section 15.2(b), Takeda will make an offer to BioNumerik of a payment amount to retain such rights to the Licensed Trademarks, within thirty (30) days after Takeda has provided the written notice of termination. Within thirty (30) days after Takeda makes its offer, BioNumerik will have the option to either: (i) accept such payment amount and allow Takeda to retain such rights to the Licensed Trademarks; or (ii) pay Takeda the payment amount and retain the rights to the Licensed Trademarks for exclusive use by BioNumerik and its Affiliates and sublicensees in such terminated portion of the Territory. If BioNumerik accepts such payment amount, the license granted to Takeda to the Licensed Trademarks will become royalty-free, paid-up and perpetual as to the terminated portion of the Territory.

         15.3 Termination for Lack of Viability or Profitability. If the Product is not commercially viable or profitable in either country of the Territory as measured by the standards described in this Section 15.3 below, as reasonably applied by Takeda in its sole discretion but after consultation with BioNumerik for one hundred fifty (150) days, Takeda may eliminate a country from the Territory or terminate this Agreement by informing BioNumerik of such elimination or termination in writing thirty (30) days in advance. The Product is not commercially viable or profitable if (i) the Net Profits are negative for any three (3) out of four (4) calendar quarters in a Fiscal Year during the second year after the commercial launch of the Product or any two (2) calendar quarters in any Fiscal Year after the first two-year period following the commercial launch of the Product; (ii) Takeda determines in good faith that any event of the subsection 15.3(i) above is more likely than not to occur; or (iii) Takeda determines in good faith that the NDA filing or NDA approval of the Product in the United States is more likely than not to be delayed for more than one (1) year compared with the initial Development Plan attached hereto. In the event of such a termination, all rights granted to Takeda under this Agreement will revert to BioNumerik, and BioNumerik will have no obligation to return any amounts paid to BioNumerik by Takeda prior to such termination. Further, in the event of such termination, BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in the Territory.

         15.4 Termination for Cause. This Agreement may be terminated as provided for below if any of the following occur:

                  (a) Material Breach of the Agreement. In the event of a material breach of this Agreement, the nonbreaching Party may terminate this Agreement by providing written notice to the breaching Party of the breach and intent to terminate this Agreement; provided, that this Agreement will terminate sixty (60) days following receipt of the notice of breach unless the breaching Party corrects the breach within such sixty (60) day period, and notifies the nonbreaching Party of the correction.

         However, if the breaching Party does not correct the breach within such sixty (60) day period, then the nonbreaching Party may provide written notice to the breaching Party that the termination will be delayed to allow the nonbreaching Party the opportunity to take any actions necessary to try to correct the breach itself and to seek fair and reasonable damages from the breaching Party to reimburse any loss caused by the breach, either (a) through negotiations; (b) through the dispute resolution procedures in Article XIX; or
(c) acceptance of the breach by the nonbreaching Party, provided that if the nonbreaching Party has not chosen option (b) within six (6) months of the notice of delay, the nonbreaching Party will be deemed to have chosen option (c) and have accepted the breach. Further, the nonbreaching Party will not be considered to have waived any of its other remedies available to it under the law or equity for any such breach, including but not limited to damages from the breaching Party to reimburse the nonbreaching Party for any loss caused by the breach.

         If either Party terminates this Agreement pursuant to this Section 15.4(a), then the Parties will resort to the dispute resolution procedure in
Article XIX for resolution. Pending the outcome of such dispute resolution procedure, (1) the licenses granted to each Party under this Agreement will continue; (2) the licenses granted to Takeda pursuant to this Agreement will be extended to encompass the right of Takeda to make and have made the Product in the Territory; and, (3) the licenses granted to BioNumerik (and its designated Affiliates and sublicensees) will be extended to encompass the right to Takeda Developments and Improvements and Jointly Developed Intellectual Property to make, have made, use, and sell the Product in the Territory. The Parties expect that the arbitration decision after the outcome of such dispute resolution procedure will determine issues such as the merits of the alleged breach, how the Parties' relationship may continue following the dispute resolution procedure, what rights each Party will have under the other Party's intellectual property following the outcome of the dispute resolution procedure, how the Product will continue to be marketed in the Territory, and what monetary damages, if any, will be provided to the Parties as compensation.

         Pending the outcome of such dispute resolution procedure, the amount and timing of any payments (including payments by Takeda to BioNumerik pursuant to Articles VIII and IX of this Agreement) that would otherwise be made by Takeda to BioNumerik will be referred to the International Chamber of Commerce for determination by Arbitrator(s) ("the Payment Arbitrator(s)") different than the Arbitrators selected when the dispute resolution procedure of Article XIX is invoked. The Parties will mutually select a single Payment Arbitrator. If the Parties are unable to mutually agree on the selection of a single Payment Arbitrator, then one arbitrator will be appointed by BioNumerik, one arbitrator will be appointed by Takeda, and the third arbitrator will be appointed by the two arbitrators. The selection of the Payment Arbitrator(s) will take place within thirty (30) days after the filing of the Request for Arbitration. The Payment Arbitrator(s) will be requested to decide the amount and timing of such payments on an interim and expedited basis with their decision to be rendered no later than thirty (30) days after the selection of Payment Arbitrator(s); in addition to the foregoing, both Parties will use best efforts and will accordingly perform their respective activities necessary to resolve this payment issue within sixty (60) days after the filing of the Request for Arbitration. The Payment Arbitrator(s) decision regarding such payments will govern such payment matters pending the outcome of the arbitration. Before the Payment Arbitrator(s)'s decision, payments by Takeda to BioNumerik pursuant to Articles VIII and IX of this Agreement will continue, provided that if Takeda is the nonbreaching Party, such payments will continue for no longer than sixty
(60) days after the filing of the Request, even if the Payment Arbitrator(s) takes longer to decide the payments issue than the requested thirty (30) day period provided further, that if Takeda is still requesting BioNumerik to supply it with manufactured Product, Takeda will continue to pay to BioNumerik the Provisional Price per unit of Product supplied by BioNumerik to Takeda.

                  (b) Bankruptcy. Either Party may terminate this Agreement by a registered letter to the other Party with termination to take immediate effect upon the sending of such letter if the other Party becomes insolvent or a petition in bankruptcy or corporate reorganization or any similar relief is filed by or against the other Party, or a receiver is appointed with respect to any substantial portion of the assets of the other Party, or a liquidation proceeding is commenced against the other Party. In the case that Takeda terminates this Agreement pursuant to this Section, subject to Takeda continuing all payment obligations to BioNumerik as described in this Agreement, BioNumerik will transfer to Takeda any existing NDA approvals, applications and/or filings and similar approvals for the Product in the Territory upon request of Takeda and Takeda will have, with the right to sublicense, (i) an exclusive and perpetual license under the Licensed Patents and Licensed Information existing at the time of such termination and (ii) a non-exclusive and perpetual license under the BioNumerik's Licensees' Patents and Information existing at the time of such termination (subject to the restrictions and limitations contained in Section 2.1 with respect to the license of such BioNumerik's Licensees' Patents and Information), such licenses in the case of each of clauses (i) and (ii) being to develop, market, promote, sell, distribute, make, have made, use, sell, offer to sell and import the Product in the Territory, provided that Takeda will indemnify, defend and hold BioNumerik and each of BioNumerik's Affiliates, agents, employees, officers and directors harmless from any and all liabilities, damages, loss, costs, or expense (including reasonable attorney's fees and product liability claims directly concerning the Product) arising out of activities conducted by Takeda after the date of Takeda's termination under this Section 15.4(b), and provided further that BioNumerik will retain the right for itself and its Affiliates, sublicensees and contract manufacturers to use any of the Licensed Patents, Licensed Information and BioNumerik's Licensees' Patents and Information without any payment obligation to Takeda for purposes of manufacturing the Product in the Territory for use outside the Territory, for internal research, and for purposes that do not relate to the Product. BioNumerik will, subject to Takeda continuing all payment obligations to BioNumerik as described in this Agreement, also grant Takeda an exclusive and perpetual license to use the Licensed Trademarks for the Product in the Territory, provided that Takeda can provide reasonably sufficient explanation to BioNumerik that the goodwill associated with the Licensed Trademarks will not be substantially damaged by the continued use by Takeda and its Affiliates and sublicensees of such Licensed Trademarks in the Territory. In the case that BioNumerik terminates this Agreement pursuant to this Section 15.4(b), BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in the Territory. All rights and licenses granted under or pursuant to this Agreement by each Party as a licensor or sublicensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title XI, United States Code (the "Bankruptcy Code"), licenses (or, if applicable, sublicenses) of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. Each Party agrees that each licensee (or, if applicable, sublicensee) of such rights under this Agreement will retain and may fully exercise all rights and elections it would have in the case of a licensor (or sublicensor) bankruptcy under the Bankruptcy Code. Each Party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed or sublicensed to the other Party.

         15.5 Termination for Failure to Maintain Safety and Quality in Product Manufacturing Standards. Takeda may terminate this Agreement at any time if it determines that BioNumerik or any one of its contract-manufacturers fail to maintain the applicable safety and quality standards when manufacturing the Product for Takeda, provided that this provision will only apply with respect to a failure to maintain appropriate safety and quality standards when manufacturing the Product for Takeda that would have a Material Adverse Effect on Takeda. In addition, Takeda will, prior to any such termination, provide BioNumerik with notice and a sixty (60) day opportunity to correct or remedy such failure, unless allowing for such notice period would have a Material Adverse Effect on Takeda due to such failure. In the case that Takeda decides to continue to market the Product in the Territory following such termination, BioNumerik will transfer to Takeda any existing NDA approvals, applications and/or filings and similar approvals for the Product in the Territory upon request of Takeda and Takeda will have, with the right to sublicense, (i) an exclusive and perpetual license under the Licensed Patents and Licensed Information existing at the time of such termination and (ii) a non-exclusive and perpetual license under the BioNumerik's Licensees' Patents and Information existing at the time of such termination (subject to the restrictions and limitations contained in Section 2.1 with respect to the license of such BioNumerik's Licensees' Patents and Information), such licenses in the case of each of clauses (i) and (ii) being to develop, market, promote, sell, distribute, make, have made, use, sell, offer to sell and import the Product in the Territory, provided that Takeda will indemnify, defend and hold BioNumerik and each of BioNumerik's Affiliates, agents, employees, officers and directors harmless from any and all liabilities, damages, loss, costs, or expense (including reasonable attorney's fees and product liability claims directly concerning the Product) arising out of activities conducted by Takeda after the date of Takeda's termination under this Section, and provided further that BioNumerik will retain the right for itself and its Affiliates, sublicensees and contract manufacturers to use any of the Licensed Patents, Licensed Information and BioNumerik's Licensees' Patents and Information without any payment obligation to Takeda for purposes of manufacturing the Product in the Territory for use outside the Territory, for internal research, and for purposes that do not relate to the Product. BioNumerik will also grant Takeda and its Affiliates and sublicensees an exclusive and perpetual license to use the Licensed Trademarks for the Product in the Territory, provided that Takeda can provide reasonably sufficient explanation to BioNumerik that the goodwill associated with the Licensed Trademarks will not be substantially damaged by the continued use by Takeda of such Licensed Trademarks in the Territory. Further, Takeda will continue to pay all payment obligations to BioNumerik as described in this Agreement. In the case that Takeda decides not to continue to market the Product in the Territory following such termination, all rights granted to Takeda under this Agreement will revert to BioNumerik, and BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in the Territory.

         15.6 Suspension or Termination Due to Serious Adverse Event. Either Party may suspend development, marketing, and sales activities or immediately terminate this Agreement at its choice at any time upon notice to the other Party if such Party becomes aware of a "serious adverse drug experience" as defined in 21 CFR 312 that is associated with the administration of the Product, provided that this provision will only apply with respect to a serious adverse drug experience that would have a material adverse effect on the ability to obtain and/or maintain regulatory approvals in the Territory or only in the United States and/or to continue to profitably market the Product in the Territory or only in the United States or would be materially adverse to the terminating Party's reputation, and provided further that any such suspension will continue for no more than ninety (90) days (unless otherwise agreed upon by the Parties). If BioNumerik terminates this Agreement pursuant to this section and Takeda desires to continue to develop and commercialize the Product, BioNumerik will transfer to Takeda any existing NDA approvals, applications and/or filings and similar approvals for the Product in the Territory upon request of Takeda and Takeda will have, with the right to sublicense, (i) an exclusive royalty-free, paid-up and perpetual license under the Licensed Patents and Licensed Information existing at the time of such termination and (ii) a non-exclusive royalty-free, paid-up and perpetual license under the BioNumerik's Licensees' Patents and Information existing at the time of such termination (subject to the restrictions and limitations contained in Section 2.1 with respect to the license of such BioNumerik's Licensees' Patents and Information), such licenses in the case of each of clauses (i) and (ii) being to develop, market, promote, sell, distribute, make, have made, use, sell, offer to sell and import the Product in the Territory, provided that Takeda will indemnify, defend and hold BioNumerik and each of BioNumerik's Affiliates, agents, employees, officers and directors harmless from any and all liabilities, damages, loss, costs, or expense (including reasonable attorney's fees and product liability claims directly concerning the Product) arising out of activities conducted by Takeda after the date of BioNumerik's termination under this Section, and provided further that BioNumerik will retain the right for itself and its Affiliates, sublicensees and contract manufacturers to use any of the Licensed Patents, Licensed Information and BioNumerik's Licensees' Patents and Information without any payment obligation to Takeda for purposes of manufacturing the Product in the Territory for use outside the Territory, for internal research, and for purposes that do not relate to the Product. BioNumerik will also grant Takeda and its Affiliates and sublicensees an exclusive royalty-free, paid-up and perpetual license to use the Licensed Trademarks for the Product in the Territory, provided that Takeda can provide reasonably sufficient explanation to BioNumerik that the goodwill associated with the Licensed Trademarks will not be substantially damaged by the continued use by Takeda of such Licensed Trademarks in the Territory. If Takeda terminates this Agreement pursuant to this section and BioNumerik desires to continue to develop and commercialize the Product, BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in the Territory.

         15.7 Termination by Mutual Agreement. The Parties may terminate this Agreement at any time upon mutual agreement expressed in a writing signed by authorized representatives of both Parties.

         15.8 Suspension or Termination for Impossibility. In the event that any act, regulation, or law of government in the Territory, including departments, agencies, and courts, make impossible or prohibit, modify, or limit any act or obligation of the Parties, either Party may suspend or terminate the Agreement or make modifications as necessary and reasonably agreed to by the Parties, provided that this provision will only apply with respect to a situation that would permanently prohibit or permanently halt the development or marketing of the Product in the Territory. In addition, the terminating Party will, prior to any such termination, provide the non-terminating party with notice and a sixty
(60) day opportunity to correct or remedy such situation. If BioNumerik terminates this Agreement pursuant to this section and Takeda desires to continue to develop and commercialize the Product, BioNumerik will transfer to Takeda any existing NDA approvals, applications and/or filings and similar approvals for the Product in the Territory upon request of Takeda and Takeda will have, with the right to sublicense, (i) an exclusive royalty-free, paid-up and perpetual license under the Licensed Patents and Licensed Information existing at the time of such termination and (ii) a non-exclusive royalty-free, paid-up and perpetual license under the BioNumerik's Licensees' Patents and Information existing at the time of such termination (subject to the restrictions and limitations contained in Section 2.1 with respect to the license of such BioNumerik's Licensees' Patents and Information), such licenses in the case of each of clauses (i) and (ii) being to develop, market, promote, sell, distribute, make, have made, use, sell, offer to sell and import the Product in the Territory, provided that Takeda will indemnify, defend and hold BioNumerik and each of BioNumerik's Affiliates, agents, employees, officers and directors harmless from any and all liabilities, damages, loss, costs, or expense (including reasonable attorney's fees and product liability claims directly concerning the Product) arising out of activities conducted by Takeda after the date of BioNumerik's termination under this Section, and provided further that BioNumerik will retain the right for itself and its Affiliates, sublicensees and contract manufacturers to use any of the Licensed Patents, Licensed Information and BioNumerik's Licensees' Patents and Information without any payment obligation to Takeda for purposes of manufacturing the Product in the Territory for use outside the Territory, for internal research, and for purposes that do not relate to the Product.

BioNumerik will also grant Takeda an exclusive royalty-free, paid-up and perpetual license to use the Licensed Trademarks for the Product in the Territory, provided that Takeda can provide reasonably sufficient explanation to BioNumerik that the goodwill associated with the Licensed Trademarks will not be substantially damaged by the continued use by Takeda of such Licensed Trademarks in the Territory. If Takeda terminates this Agreement pursuant to this section and BioNumerik desires to continue to develop and/or market the Product, BioNumerik (and its designated Affiliates and sublicensees) will be granted a non-exclusive, perpetual, royalty-free paid-up license under Takeda Developments and Improvements and Jointly Developed Intellectual Property, to make, have made, use, and sell the Product in the Territory.

         15.9 Right to Complete Contracted Sales. In the event of termination of this Agreement, Takeda will have the right to complete all contracts for the sale of the Product under which Takeda is obligated on the date of termination, provided Takeda pays all Commercial Milestone Payments and Profit Share on such sales as required herein and provided all such sales are completed within three
(3) months after the date of termination.

         15.10 Obligations to Make Milestone Payments, Commercial Milestone Payments and Profit Share. In the event of termination of this Agreement, Takeda will pay BioNumerik and BioNumerik will pay Takeda all outstanding obligations, due and payable as of the date of such termination, which will include Milestone Payments and also include Commercial Milestone Payments and Profit Share payments for sales of the Product since the last quarter for which Commercial Milestone Payments and Profit Share have been made, including the sales of the Product after termination permitted in Section 15.9 herein. The final Commercial Milestone Payment and Profit Share payment is due ninety (90) days after the date of termination, or ninety (90) days after the last sale made pursuant to
Section 15.9. For clarity, after the termination of this Agreement, Takeda will be relieved from payment of the Milestone Payments, Commercial Milestone Payments and Research and Development Payments, other than as provided in this
Section 15.10, which were not otherwise due at the time of the termination of this Agreement. In the event of termination of this Agreement, BioNumerik will have no obligation to return to Takeda any amounts previously paid by Takeda to BioNumerik.

         15.11 Termination Report. In the event of termination of this Agreement, BioNumerik will send to Takeda a termination report identifying the research and development costs, and the Incurred Costs that it incurred since the last quarterly report through termination. The termination report will be transmitted to Takeda within ninety (90) days following termination. Takeda will send to BioNumerik a termination report identifying the Net Sales of the Product since the last quarterly report through termination, and the anticipated Net Sales of the Product for which the deliveries will take place after termination as provided for in Section 15.9. Takeda's termination report will be transmitted to BioNumerik within ninety (90) days following termination. The monthly reports under Section 9.3 will continue until the termination report is sent.

         15.12 Surviving Provisions. The rights and obligations of the Parties specified in Articles XV, XVI, XVIII, XIX, XX and XXII, and Section 10.2,
Section 12.3, Section 12.4 and Section 21.1(h) (on the terms described in such
Section 21.1(h)) of this Agreement will survive termination of this Agreement and remain enforceable.

                                   ARTICLE XVI

                                 INDEMNIFICATION

         16.1 Liability. In accordance with Article XX, liability arising from infringement of a third party's intellectual property rights relating to the Product being sold in the Territory or from product liabilities relating to the Product being sold in the Territory will be shared equally by the Parties even if such liabilities are caused by performance by only one Party; provided, however, that any liability arising out of the negligence or willful misconduct of one Party or the breach of representations or warranties by one Party will not be shared by the other Party.

         16.2 Indemnification by BioNumerik. BioNumerik will indemnify, defend and hold Takeda and its Affiliates, agents, employees, officers and directors (the "Takeda Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of or relating to claims or suits by third parties arising from: (i) BioNumerik's failure to perform its obligations under this Agreement or BioNumerik's negligence or willful misconduct, including, but not limited to, negligence or willful misconduct of a contract-manufacturer of the Product; or
(ii) breach by BioNumerik of its representations and warranties under this Agreement; provided, however, that BioNumerik's obligations pursuant to this Section 16.2 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the Takeda Indemnitees.

         16.3 Indemnification by Takeda. Takeda will indemnify, defend and hold BioNumerik and its Affiliates, agents, employees, officers and directors (the "BioNumerik Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of or relating to claims or suits by third parties arising from: (i) Takeda's failure to perform its obligations under this Agreement or Takeda's negligence or willful misconduct; or (ii) breach by Takeda of its representations and warranties under this Agreement; provided, however, that Takeda's obligations pursuant to this Section 16.3 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the BioNumerik Indemnitees.

         16.4 Notification of Claim; Conditions to Indemnification Obligations. As a condition to a Party's right to receive indemnification under this Article XVI, it will: (i) promptly provide written notice (a "Claim Notice") to the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto (provided that the failure to give a Claim Notice promptly will not prejudice the rights of an indemnified Party except to the extent that the failure to give such prompt notice materially adversely affects the ability of the indemnifying Party to defend the claim or suit); (ii) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and (iii) if the indemnifying Party confirms in writing to the indemnified Party its intention to defend such claim or suit within ten (10) days of receipt of the Claim Notice, permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel; provided that if the indemnifying Party fails to (x) provide such confirmation in writing within the ten (10) day period; or (y) diligently and reasonably defend such suit or claim at any time, its right to defend the claim or suit will terminate immediately in the case of (x) and otherwise upon twenty (20) days' written notice to the indemnifying Party and the indemnified Party may assume the defense of such claim or suit at the sole expense of the indemnifying Party and may settle or compromise such claim or suit without the consent of the indemnifying Party. The indemnifying Party will pay the costs of separate counsel for the indemnified parties if there is a conflict of interest involving the counsel selected by the indemnifying Party. In no event, however, may any indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any indemnified party or that otherwise materially affects any such indemnified party's rights under this Agreement or requires any payment by an indemnified party without the prior written consent of each such indemnified party. Except as expressly provided above, the indemnifying Party will have no liability under this Article XVI with respect to claims or suits settled or compromised by an indemnified party without the indemnifying Party's prior written consent.

                                  ARTICLE XVII

                             ENFORCEMENT OF PATENTS

         17.1 Reporting. Each Party will promptly report in writing to the other Party during the term of this Agreement any known infringement or suspected infringement of any of the Licensed Patents, patents in the BioNumerik's Licensees' Patents and Information, patents relating to Takeda Developments and Improvements described in Section 12.3, and patents relating to Jointly Developed Intellectual Property described in Section 12.4, or the Licensed Trademarks by a third party or on account of the manufacture, use, offer for sale, importation, or sale by a third party of the Product of which it becomes aware, and will provide the other Party with all available evidence supporting said infringement or suspected infringement.

         17.2 Filing Suit. BioNumerik will be solely responsible for enforcing the Licensed Patents or the Licensed Trademarks by filing suit against suspected infringers of which it becomes aware or whom Takeda brings to its attention and will have discretion in determining to file suit. BioNumerik will keep Takeda promptly informed and will from time to time consult with Takeda regarding the status of any such suit and will provide Takeda with copies of all documents filed in, and all written communications relating to, such suit. Payments by Takeda to BioNumerik pursuant to Articles VIII and IX will continue during any patent litigation unless and until this Agreement is otherwise terminated in accordance with the terms of this Agreement.

         17.3     BioNumerik Suit.

                  (a) BioNumerik will have the right to select counsel, witnesses and experts for any suit referred to in Section 17.2 above after consultation with Takeda and will, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. Takeda will join as a party to the suit if requested by BioNumerik but otherwise will be under no obligation to participate except to the extent that such participation is required or requested by BioNumerik. Takeda will join in any such suit if required by law and will offer reasonable assistance to BioNumerik therewith at no charge to BioNumerik. Takeda will have the right to participate and be represented in any such suit by its own counsel at its own expense. In the event there are any damages, royalties, settlement fees or other consideration as a result of such litigation solely conducted by BioNumerik, any and all of these forms of such consideration will be solely received by BioNumerik.

                  (b) Takeda, in its sole discretion, may elect, within sixty
(60) days after the commencement of such litigation, to contribute to the costs incurred by BioNumerik in connection with such litigation, and, if it so elects, any damages, royalties, settlement fees or other consideration received by BioNumerik as a result of such litigation will be shared by Takeda and BioNumerik [**] based on [**] the costs of such litigation provided that such [**] share will not exceed [**] unless BioNumerik has consented to a higher share in writing.

         17.4     Takeda Suit.

                  (a) In the event that BioNumerik elects not to initiate an infringement or other appropriate suit pursuant to Section 17.2 above, BioNumerik will promptly advise Takeda of its intent not to initiate such a suit. Takeda will have the right, at the sole expense of Takeda, to initiate an infringement or other appropriate suit against the party or parties. In exercising its rights pursuant to this section, Takeda have the sole and exclusive right to select counsel and will, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. If necessary, BioNumerik will join as a party to the suit but will be under no obligation to participate except to the extent that such participation is required as a result of being named a party to the suit. Further, BioNumerik will join as a party to the suit if requested by Takeda but otherwise will be under no obligation to participate except to the extent


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

that such participation is required or requested by Takeda. At Takeda's request, BioNumerik will offer reasonable assistance to Takeda in connection therewith at no charge to Takeda. Takeda and its litigation counsel will attempt to run the litigation as effectively as possible to minimize the impact on BioNumerik's senior management's participation. BioNumerik will have the right to participate and be represented in any such suit by its own counsel at its own expense. In the event there are any damages, royalties, settlement fees or other consideration as a result of such litigation solely conducted by Takeda, any and all of these forms of such consideration will be solely received by Takeda.

                  (b) BioNumerik, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by Takeda in connection with such litigation, and, if it so elects, any damages, royalties, settlement fees or other consideration received by Takeda as a result of such litigation will be shared by BioNumerik and Takeda [**] based on [**] the costs of such litigation provided that such [**] share will not exceed [**] unless Takeda has consented to a higher share in writing.

         17.5 Settlement. Neither Party will settle any such suit under this
Article XVII on terms which grant any license to any other party in derogation of the rights granted to or retained by either Party hereunder without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld.

                                  ARTICLE XVIII

                          CONFIDENTIALITY AND PUBLICITY

         18.1 Confidentiality. Each Party (including its Affiliates) will keep the Confidential Information of the other Party in strict confidence and will not disclose such Confidential Information to any third party nor use such Confidential Information for any purpose other than pursuant to this Agreement without the prior written consent of the disclosing Party, each for [**] from the disclosure of such Confidential Information by the disclosing Party to the other Party; provided, however, that each Party may disclose and use the Confidential Information to the extent necessary for its performance of the obligations hereunder. The terms and conditions of this Agreement will also be kept confidential by Takeda and BioNumerik. The


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Parties agree that they may acknowledge and disclose the existence of this Agreement without disclosing any terms or conditions of this Agreement. Further, the Parties will mutually agree to the wording of any press release or other public disclosure concerning either this Agreement or the relationship between the Parties, such proposed disclosure to be provided to the nondisclosing Party no later than seven (7) days before the intended disclosure. Additionally, promptly after the signing of this Agreement, the Parties will develop a mutually agreed to SOP's and policy to provide intended disclosure to the nondisclosing Party much quicker than seven (7) days before the intended disclosure and to receive a response from the nondisclosing Party to the disclosing Party, including expedited disclosures that must be done almost immediately. However, any Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the SEC or by the stock exchange on which a Party's stock is listed or by any stock exchange or similar body on which BioNumerik's stock may be listed in the future. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this section, the Parties will consult with each other on the terms of this Agreement to be redacted before making any such disclosure.

         18.2 Publicity. Without limitation, the prohibition under Section 18.1 will apply to press releases, governmental filings, and discussions with lenders, investment bankers, public officials and the media. However, the prohibition does not apply to any disclosures required by an applicable law (including Sarbanes-Oxley requirements), disclosures to legal, investment banking, accounting, financial and tax advisors, shareholders, and including requests for a copy of related information by tax authorities in the case of an audit or by any stock exchange on which a Party's stock is listed, provided, however, that if any copy of this Agreement or any Confidential Information is to be filed with or to be disclosed to the SEC and such filing or disclosure is required by an applicable law, the Party intending to make such filing or disclosure will first consult with the other Party regarding the extent of disclosure required and use its best efforts to request confidential treatment of such information, and provided, further that if any Party is required by an applicable law to disclose any of the Confidential Information, that Party will notify the other Party as soon as practicable and give as much detail as possible in relation to the disclosure required. The Parties will then cooperate with respect to obtaining an appropriate protective order and/or to determining what information should actually be released.

                                   ARTICLE XIX

                               DISPUTE RESOLUTION

         19.1 Disputes. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing will be referred to a senior executive designated by BioNumerik and a senior executive designated by Takeda who are authorized to settle such disputes on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet for negotiations within thirty (30) days of the end of the initial 30-day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the initial 30-day negotiation period referred to above (which period may be extended by mutual agreement), the Dispute will be forwarded to a neutral consultant agreed upon by both Parties. The neutral consultant will, within twenty (20) days, issue a non-binding comment with suggestions for resolving the dispute. If the Parties cannot reach agreement on the Dispute within thirty (30) days of receiving the non-binding comment, the Dispute will be finally resolved by resorting to arbitration according to
Section 19.2.

         19.2 Arbitration. If a Dispute is not resolved, the Parties hereby agree to resolve such Dispute by final and binding arbitration administered under the most recent rules of arbitration of the International Chamber of Commerce ("ICC"). The arbitration will be conducted in English by one arbitrator appointed in accordance with the ICC Rules, provided that upon request of either Party, three arbitrators will be appointed. Although the arbitration will be conducted in English, the only documents that would need to be translated from a foreign language by the

Party producing such documents will be those documents that the Party intends to rely on at the arbitration hearing. If the Parties are unable to mutually select the arbitrators, one arbitrator will be appointed by BioNumerik, one arbitrator will be appointed by Takeda, and the third arbitrator will be appointed by the two arbitrators.

         In any such arbitration, the arbitrator(s) will not have the right to modify the terms and conditions of this Agreement. As a result, the rights and obligations of the Parties will be determined in accordance with the terms and conditions of this Agreement and any decision or award will be only in accordance with the terms and conditions of this Agreement. The Parties will exert reasonable efforts to have the decision and award rendered within six (6) months after the first to occur of (i) notice of breach of this Agreement or disagreement regarding a term of the Agreement, a right of a Party to the Agreement, or an obligation of a Party to the Agreement, which breach or disagreement is a subject of the arbitration, and (ii) a notice invoking this arbitration provision.

         Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this section will be held in [**], or such other place as may be mutually agreed upon in writing by the Parties.

         Notwithstanding the provisions of this Section 19.2, either Party will have the right to seek temporary or permanent injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction.

                                   ARTICLE XX

                              THIRD PARTY LIABILITY

         20.1 Reporting. Each Party will promptly report in writing to the other Party during the term of this Agreement any cease and desist letters, lawsuits that are filed against the Party, and any agency actions instituted against the Party relating to the Product, the Licensed Patents, the Licensed Trademarks, the Licensed Information and BioNumerik's Licensees' Patents and Information. At each Party's request, the other Party will offer reasonable assistance in connection therewith.


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         20.2 Settlement. In the event referred to in Section 20.1, each Party will consult with the other Party about selection of counsels, defense plan and settlement. Neither Party will settle any such suit on terms which adversely affect the rights granted to the other Party hereunder without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld.

         20.3 Shared Liability. Liability arising from infringement of a third party's patent rights relating to the Product being sold in the Territory or from product liabilities relating to the Product being sold in the Territory will be shared equally by the Parties as the Third Party Payment even if such liabilities are caused by performance of only one Party; provided, however, that any liability arising out of the negligence or willful misconduct of one Party or the breach of representations or warranties by one Party will not be shared by the other Party, in which case the responsible Party is liable for bearing the damages and other payments.

         20.4 Insurance.

      (a) During the term of this Agreement and continuing for a period of [**] after the termination of this Agreement, each Party agrees to obtain and maintain, at its sole cost and expense, product liability insurance in the Territory, in amounts which are reasonable and customary in the pharmaceutical industry in the United States and Canada for companies of comparable size and activities at its place of business. Subject to reasonable insurance policy limitation and exclusions, such product liability insurance will insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, offer for sale, use, distribution, marketing and promotion of the Product in the Territory and will include the other Party as an additional insured.

                  (b) During the term of this Agreement, each Party will carry insurance in amounts not less than the following for each type specified or as otherwise might be required by applicable law or regulation:

                           (i) commercial general liability insurance, including coverage for bodily injury and property damage, with limits of not less than [**] per occurrence and [**] in the aggregate;


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                           (ii) automobile liability insurance with coverage of not less than [**] per occurrence; and

                           (iii) worker's compensation with limits in accordance with statutory requirements, including employer's liability coverage of not less than [**].

                  (c) Each Party will provide written proof of the existence of such insurance to the other Party upon request.

                                   ARTICLE XXI

                         REPRESENTATIONS AND WARRANTIES

         21.1 Takeda's Representations and Warranties. Takeda represents and warrants to BioNumerik as follows as of the date of execution of this Agreement:

                  (a) Corporate Organization. (i) It is a duly organized and validly existing corporation under the laws of Japan; (ii) it has full corporate power and authority to enter into and perform this Agreement; and (iii) it has taken, or will take prior to the Effective Date, all action necessary or required for the lawful execution, delivery, and performance of this Agreement. This Agreement is a legal, valid, and binding obligation, enforceable in accordance with the terms and conditions hereof.

                  (b) Non-contravention. The execution and delivery of this Agreement, the performance of this Agreement, the purchase of the Preferred Stock and Common Shares by Takeda under this Agreement, and the consummation of the purchase of the Preferred Stock and Common Shares according to this Agreement do not violate, conflict with, or constitute a default under (i) any material bond, debenture, note or other evidence of indebtedness, any material lease, contract, indenture, mortgage, deed of trust, loan agreement, or joint venture, or any other agreement or instrument to which Takeda is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect to Takeda, (ii) its charter or similar documents, its by-laws, or other organizational documents of Takeda, or
(iii) any law, administrative regulation, ordinance or order of any court or governmental agency,


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

arbitration panel or authority binding upon Takeda or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect to Takeda.

                  (c) Governmental Consent. No consent from any governmental entity is required for the execution and delivery of this Agreement or the consummation by Takeda of the equity investment, except for the consent, if any, relating to the HSR Act and any securities filings required to be made under federal, state or foreign securities laws, which filings, if any, will be made and approved prior to the Effective Date.

                  (d) Court Order. It is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or delays the consummation of the transactions contemplated by this Agreement.

                  (e) Encumbrances. It has no outstanding encumbrances or agreements, either written, oral or implied which will prevent the grant of rights by Takeda herein.

                  (f) Conflicting Agreements. Neither Takeda nor any of its Affiliates is a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any third party any right to assert any claim in or with respect to, any of BioNumerik's or Takeda's rights under this Agreement nor will it undertake any such obligation during the term of this Agreement.

                  (g) No Debarment. Takeda has never, to its knowledge, employed and will not, to its knowledge, employ, or use, a person or entity debarred under Section 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act. Further, Takeda, to its knowledge, has not employed and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the FDA, or, to the knowledge of Takeda, any individual who or entity which is the subject of an FDA debarment investigation or proceeding.

                  (h) Standstill Agreement. Takeda agrees that, until the earlier of three (3) years after launch of the Product in the Territory or five
(5) years after the date of execution of this Agreement, unless otherwise approved by BioNumerik, neither Takeda nor any of its "Affiliates" (as such term is defined under the Securities Exchange Act) or representatives will (1) directly participate in or assist any third party to affect or participate in any tender or exchange offer, merger or other business combination involving BioNumerik or any of its subsidiaries, or (2) acquire BioNumerik's securities through purchases on the open market that, when added to all other BioNumerik securities owned by Takeda and its Affiliates would exceed 9.99% of BioNumerik's outstanding capital stock. This Section 21.1(h) will survive termination of this Agreement unless this Agreement is terminated by Takeda pursuant to Section 15.4(a) or Section 15.4(b).

         21.2 BioNumerik's Representations and Warranties. BioNumerik represents and warrants to Takeda as follows as of the date of execution of this Agreement:

                  (a) Corporate Organization. (i) It is a duly organized and validly existing corporation under the laws of the State of Texas; (ii) it has full corporate power and authority to enter into and perform this Agreement; and
(iii) it has taken, or will take prior to the Effective Date, all action necessary or required for the lawful execution, delivery, and performance of this Agreement. Upon the Effective Date, this Agreement will be a legal, valid, and binding obligation, enforceable in accordance with the terms and conditions hereof.

                  (b) Non-contravention. The execution and delivery of this Agreement, the performance of this Agreement, the transfer of the Preferred Stock and Common Shares by BioNumerik under this Agreement, and the consummation of the purchase of the Preferred Stock and Common Shares according to this Agreement do not violate, conflict with, or constitute a default under (i) any material bond, debenture, note or other evidence of indebtedness, any material lease, contract, indenture, mortgage, deed of trust, loan agreement, or joint venture, or any other agreement or instrument to which BioNumerik is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect to BioNumerik, (ii) its charter or similar documents, its by-laws, or other organizational documents of BioNumerik, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon BioNumerik or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect to BioNumerik.

                  (c) Governmental Consent. No consent from any governmental entity is required for the execution and delivery of this Agreement or the consummation by BioNumerik of the equity investment, except for the consent, if any, relating to the HSR Act and any securities filings required to be made under federal, state or foreign securities laws, which filings, if any, will be made and approved prior to the Effective Date.

                  (d) Court Order. BioNumerik is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or delays the consummation of the transactions contemplated by this Agreement.

                  (e) Encumbrances. Except for such shareholder approvals or waivers as will be obtained prior to the Effective Date, BioNumerik has no outstanding encumbrances or agreements, either written, oral or implied which will prevent the grant of rights by BioNumerik herein.

                  (f) Conflicting Agreements. Neither BioNumerik nor any of its Affiliates is a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any third party any right to assert any claim in or with respect to, any of BioNumerik's or Takeda's rights under this Agreement nor will BioNumerik undertake any such obligation during the term of this Agreement.

                  (g) Ownership, Validity, and Enforceability. BioNumerik is the sole, legal, and true owner or exclusive licensee of the Licensed Patents, the Licensed Trademarks, and its rights in the Licensed Information and it has full right and authority to grant Takeda and its licensees the licenses and rights under this Agreement. No third party has any right, title or interest in the Territory with respect to the Licensed Patents and Licensed Trademarks and BioNumerik's rights in the Licensed Information. BioNumerik further represents and warrants that Exhibit E accurately and completely identifies all patents and patent applications that as of the date of execution of this Agreement are within the Licensed Patents and BioNumerik's Licensees' Patents and Information in the Territory. To its knowledge, as of the date of execution of this Agreement, BioNumerik represents and warrants that there are no disputes or controversies regarding ownership, validity, or enforceability of the Licensed Patents, related patent applications, or Licensed Trademarks.

                  (h) BioNumerik's Licensees' Patents and Information. BioNumerik has the full right and authority to grant Takeda and its licensees the right to use all clinical, non-clinical, and other data in the Territory as provided in this Agreement, which BioNumerik's licensees, including Baxter and Grelan, have and will have, including BioNumerik's Licensees' Patents and Information.

                  (i) Infringement. To BioNumerik's knowledge, by researching, developing, making, using, selling, offering to sell, and/or importing the Product into the Territory, Takeda and its Affiliates and sublicensees and BioNumerik will not infringe any patents, known patent applications, or trademarks of any third parties, and there is no pending or threatened litigation relating to such infringement.

                  (j) Transferred Rights. BioNumerik has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Patents as related to the Product in the Territory, in the Licensed Trademarks or in the Licensed Information, except that:

                           (i) BioNumerik has granted Baxter an exclusive license in order to pursue the clinical development and registration of the Product in territories outside the United States, Canada and Japan, where Baxter has exclusive marketing and sales rights to the Product in those territories in accordance with the alliance agreement between BioNumerik and Baxter; and BioNumerik previously granted to Baxter a Canada Right of First Offer that has previously expired; and

                           (ii) As part of the KI Pharma Joint Venture Agreement, BioNumerik has granted Grelan and the KI Pharma Joint Venture an exclusive license in order to pursue the clinical development and registration of the Product in Japan, where Grelan and the KI Pharma Joint Venture have exclusive marketing and sales rights to the Product in Japan in accordance with the KI Pharma Joint Venture Agreement.

                  (k) Claim Assignment. BioNumerik has not made any assignments, nor will it make any assignments, of any claim, right of action or any right of any kind whatsoever, embodied in or arising out of the Licensed Patents or Licensed Trademarks as related to the Product in the Territory.

                  (l) Lawsuits. No one has filed a lawsuit against BioNumerik, including a declaratory judgment lawsuit, nor threatened to file a lawsuit against BioNumerik, including sending a cease and desist letter, relating to the Product, the Licensed Patents, the Licensed Trademarks or the Licensed Information in the Territory.

                  (m) Full Disclosure. As of the date of execution of this Agreement, BioNumerik has provided Takeda and/or Takeda's legal, accounting, financial, or other advisors with the opportunity to review all Material Data in BioNumerik's possession, and has not concealed from Takeda any Material Data. Notwithstanding the foregoing, BioNumerik has provided Takeda and/or Takeda's advisors with the opportunity to review all human subject safety data (Life-threatening adverse drug experience, Serious adverse drug experience, Unexpected adverse drug experience, Adverse Event, Serious Adverse Event, Adverse Drug Reaction, Expectedness of Adverse Drug Reaction, as defined in 21 CFR 312 and/or ICH Guideline E2A) regarding the Product and all non-clinical safety data that is in its possession as of the date of execution of this Agreement regarding the Product.

                  (n) Regulations. BioNumerik is not aware of any safety, efficacy, or regulatory issues, other than the information that has previously been made available to Takeda, that would preclude Takeda or BioNumerik, their licensees and contract service organizations, from researching, developing, manufacturing, marketing, using, selling, offering for sale, and importing the Product in the Territory in compliance with the laws and regulations of the Territory.

                  (o) Research, Development, and Manufacturing. BioNumerik, its contractors, and its consultants have conducted, and will continue to conduct, all research and development, including non-clinical studies and clinical studies of the Product, and all manufacturing of the Product or components thereof in accordance with (i) all material provisions of applicable laws, regulations, guidelines, or standards of the Territory, and other countries in which such activities are conducted, (ii) the known or published standards of the applicable Regulatory Agency in the Territory and such other countries, and (iii) the scientific standards applicable to the conduct of such studies and activities in the Territory and such other countries. BioNumerik believes it has conducted appropriate audits of its contract-manufacturers and appropriate diligence regarding Baxter, Grelan and their contract research organizations (CROs) relating to compliance with applicable laws and regulations, and has found no circumstances that BioNumerik believes would be likely to have a Material Adverse Effect on the development and marketing of the Product in the Territory as contemplated by this Agreement. Neither BioNumerik, nor, to BioNumerik's knowledge, any officer, employee or agent of BioNumerik, has made an untrue statement of a material fact to any Regulatory Agency with respect to the Product (whether in any submission to such Regulatory Agency or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any Regulatory Agency with respect to the Product.

                  (p) No Debarment. BioNumerik has never, to its knowledge, employed and will not, to its knowledge, employ, or use, a person or entity debarred under Section 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act. Further, BioNumerik, to its knowledge, has not employed and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the FDA, or, to the knowledge of BioNumerik, any individual who or entity which is the subject of an FDA debarment investigation or proceeding.

                  (q) Each member of BioNumerik's Board of Directors will recommend approval of and support approval of and each of BioNumerik's shareholders owning five percent (5%) or more of the capital stock of BioNumerik will vote for all aspects of this Agreement with Takeda that require such shareholder approval, including the issuance of Preferred Stock and Common Shares as described in this Agreement. BioNumerik agrees that following execution of this Agreement until thirty (30) days following execution of this Agreement, BioNumerik will not seek to enter into another alliance transaction directly concerning the Product in the Territory and also BioNumerik will not, during such thirty (30) day period referred to in this sentence, participate in any discussions with a third party concerning any tender or exchange offer, merger, acquisition or other business combination involving BioNumerik or any of its subsidiaries. If BioNumerik breaches this warranty by BioNumerik seeking to enter into another alliance transaction directly concerning the Product in the Territory or by BioNumerik participating in any discussions with a third party concerning any tender or exchange offer, merger, acquisition or other business combination involving BioNumerik or any of its subsidiaries, then Takeda has the right to terminate this Agreement.

         21.3 Disclaimer of Consequential and Punitive Damages. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM THE USE OF OR INABILITY TO USE THE PRODUCT OR FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOST PROFITS, LOST BUSINESS OR OPPORTUNITIES, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS REPUTATION. THESE DAMAGES ARE HEREBY DISCLAIMED BY BOTH PARTIES.

         21.4 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND ITS EXHIBITS AND ATTACHMENTS, NEITHER PARTY MAKES OR HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED.

                                  ARTICLE XXII

                                 HSR ACT REPORTS

         22.1 Within thirty (30) days of the date of execution of this Agreement, if deemed legally necessary by Takeda in consultation with BioNumerik but at Takeda's sole discretion, Takeda will file with the Federal Trade Commission ("FTC") and the Antitrust Division of the United Stated Department of Justice ("Antitrust Division") the notification and report form (the "Report") required under the HSR Act, with respect to the transactions contemplated herein and BioNumerik will reasonably cooperate with Takeda to the extent necessary to assist Takeda in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including, but not limited to, the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act. Takeda will, within ten (10) days of the date of execution of this Agreement, determine whether filing of the Report is legally necessary. In addition, Takeda will make the determination regarding the filing of the Report as soon as reasonably possible after the execution date of this Agreement and, if Takeda determines that such filing is legally required, Takeda will endeavor to file such Report as soon as reasonably possible after the execution date of this Agreement. If Takeda determines that such filing is not legally necessary, it will so notify BioNumerik within the above-referenced thirty (30) day period and the Effective Date will occur upon such notification, subject to obtaining the BioNumerik shareholder approvals described in the definition of the Effective Date. Unless Takeda determines that a filing is not legally necessary, Takeda and BioNumerik will equally split any fees required to be paid to any governmental agency in connection with making such filings. Each Party will bear its own expenses, including, without limitation, legal fees and attorneys' fees, incurred in connection with preparing such filings.

         BioNumerik and Takeda will use respectively their good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information required by a second request for documents and of witnesses if requested.

         BioNumerik and Takeda will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualification authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither Party will be required, however, to divest products or assets or to change its business if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transactions contemplated by this Agreement. In addition, neither Party will be required to agree to any limit on the contemplated agreement.

         In the event that (i) within thirty (30) days of the date of execution of this Agreement, Takeda fails to file a notification under the HSR Act or (ii) notification of this Agreement is filed under the HSR Act and the expiration or earlier termination of any notice and waiting period under the HSR Act has not occurred within ninety (90) days, then either Party will have the right (but will not be obligated) to terminate this Agreement by providing the other Party with written notice to such effect. Upon receipt of such written notice, this Agreement will be null, void and of no effect and neither Party will have any further rights or obligations hereunder.

         22.2 Before Takeda acquires a holding of US$50,000,000 or more in Common Shares (or other voting securities) of BioNumerik, Takeda and BioNumerik will file with the FTC and the Antitrust Division the Notification Report required under the HSR Act with respect to the stock acquisitions contemplated by the Parties. Takeda will also receive HSR approval prior to making any acquisition that would result in Takeda holding US$50,000,000 or more Common Shares (or other voting securities) in BioNumerik. All acquisitions of Common Shares in BioNumerik by Takeda are subject to, and contingent upon, HSR approval at the time of acquisition, if such approval is required under the HSR Act. Takeda and BioNumerik agree to cooperate as necessary to prepare and file their respective HSR Notification Forms and otherwise obtain any required HSR approvals. Takeda will bear all expenses and fees related to any required HSR approvals pursuant to this section.

                                  ARTICLE XXIII

                                  MISCELLANEOUS

         23.1 Addresses. All notices, reports, and audit requests with respect to this Agreement will be made in writing and will be given by certified mail, return receipt requested, by recognized international courier service, or by personal delivery, properly addressed to the Party for whom it is intended as follows:

         If to Takeda:

                  [**]



with a  copy to:

                  [**]



If to BioNumerik:

                  [**]

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         All notices are deemed effective on the date of receipt or, if delivery is not accepted, five (5) days after placement with a post office for delivery by certified mail, return receipt requested as described above and five (5) days after placement with a recognized international courier service for delivery as described above.

         23.2 Compliance. Each of BioNumerik and Takeda will conduct its respective obligations and activities under this Agreement, including, but not limited to, research, development, manufacture, distribution, sale and promotion of the Product, in compliance with material provisions of all applicable laws, regulations, guidelines, or standards of the Territory, and other countries in which such obligations or activities are conducted.

         23.3 Execution. This Agreement will be executed in two (2) counterparts, each of which will be deemed as original.

         23.4 Choice of Law. This Agreement and the performance of the Parties hereunder will be construed in accordance with and governed by the laws of the State of New York, United States of America, without reference to choice of law.

         23.5 Severability. In the event that any term, provision, or covenant of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants will not in any way be affected or impaired thereby.

         23.6 Waiver. No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, will be deemed a waiver of any subsequent breach thereof, nor will any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege, except as stated herein.

         23.7 No Agency Relationship. The relationship between the Parties is that of independent contractor and contractee. Neither Party will be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither will have any right or authority to assume or create any obligation or responsibility on behalf of the other.

         23.8 Article Headings. The Article and Section headings herein are for purposes of convenient reference only and will not be used to construe or modify the terms written in the text of this Agreement.

         23.9 Force Majeure. Neither Party hereto will be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other "force majeure" events.

         23.10 No Solicitation. Neither BioNumerik nor Takeda will directly solicit any current or future employees of the other Party during the term of this Agreement to leave the other Party's employment for any reason.

         23.11 Final Agreement. This Agreement and its Exhibits and attachments contain the entire agreement and understanding of the Parties with respect to the matters contained herein, superceding all prior understandings, whether written or oral, concerning the subject matter hereof. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by a written instrument duly executed by authorized officials of both Parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above. The undersigned represent that they are authorized to sign this Agreement on behalf of the Parties hereto.

Takeda Pharmaceutical Company Limited    BioNumerik Pharmaceuticals, Inc.

By: /s/ Saburo Hamanaka                  By: /s/ Frederick H. Hausheer
    ---------------------------------        --------------------------------

Printed Name: Saburo Hamanaka            Printed Name: Frederick H. Hausheer,
                                                       M.D.

Title: Corporate Officer                 Title: Chairman, CEO & President

  General Manager, Division of Americas

Date: October 4, 2004                    Date: October 5, 2004